Exhibit 99.3

CLEARDAY OPERATIONS, INC.

FORMERLY KNOWN AS ALLIED INTEGRAL UNITED, INC.

June 30, 2021

References in this Quarterly Analysis to the “Company”, “we”, “us” or “our” are references to Clearday Operations, Inc., formerly known as Allied Integral United, Inc. (“AIU”) and its consolidated subsidiaries, unless otherwise expressly stated or the context indicates otherwise. AIU conducts its business under the name Clearday.TM

“Clearday” is a trademark of AIU that is protected under applicable intellectual property laws. Solely for convenience, these trademarks referred to in this Quarterly Analysis may appear without the TM symbol, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks.

PART I. Financial Information

Item 1. Financial Statements

Clearday Operations, Inc.

Formerly Known as Allied Integral United, Inc.

Unaudited Condensed Consolidated Balance Sheets

(unaudited)

	June 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$504,918	$780,262
Restricted cash and cash equivalents	139,298	89,804
Accounts receivable, net of allowance of $172,360 and $68,911, respectively	26,827	198,037
Prepaid expenses and other current assets	163,054	179,496
Current assets held for sale (Notes 2 and 5)	256,825	393,307
Total current assets	1,090,922	1,640,906

Right of use assets, net	35,782,152	36,452,438
Real estate, property and equipment, net	9,615,918	8,853,284
Other long-term assets	1,139,680	448,580
Non-current assets held for sale (Notes 2 and 5)	6,180,220	8,396,215
Total assets	$53,808,892	$55,791,423
Total Liabilities and Deficit:
Current liabilities:
Accounts payable	$2,295,983	$4,688,385
Accrued expenses and other current liabilities	3,230,564	1,097,362
Accrued interest	187,853	103,631
Current portion of long-term debt	10,137,932	1,623,375
Deferred revenue	1,389	367,122
Lease liability, current	870,182	790,126
Other current liabilities	1,669,409	1,635,123
Current liabilities related to assets held for sale (Notes 2 and 5)	3,157,139	5,339,003
Total current liabilities	21,550,451	15,644,127

Long-term liabilities:
Lease liabilities	37,154,790	37,617,081
Note payable	907,549	639,883
Long-term debt, less current portion, net	-	4,810,673
Non-current liabilities related to assets held for sale (Notes 2 and 5)	5,411,083	5,906,804
Total liabilities	65,023,873	64,618,568
Commitments and contingencies
Allied Integral United, Inc. Deficit:
Preferred stock, $0.01 par value, 30,000,000 shares authorized at June 30, 2021 and December 31, 2020
Series A 6.75% Preferred Stock Convertible, $.01 par value, 15,000,000 shares authorized, 9,490,094 and 9,213,705 issued and outstanding at June 30, 2021 and December 31, 2020, respectively. (Liquidation value $191,801,920 and $184,274,100 at June 30, 2021 and December 31, 2020, respectively.)	94,901	92,137
Common stock, $.01 par value, 100,000,000 shares authorized, 920,407 and 863,407 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	9,204	8,634
Additional paid-in capital	35,595,618	28,795,324
Accumulated deficit	(56,023,470)	(45,522,908)
Allied Integral United, Inc. Shareholders’ deficit	(20,323,747)	(16,626,813)
Non-controlling interest in subsidiaries	9,108,766	7,799,668
Total deficit	(11,214,981)	(8,827,145)
TOTAL LIABILITIES AND DEFICIT	$53,808,892	$55,791,423

See accompanying notes to the unaudited condensed consolidated financial statements.

1

Clearday Operations, Inc.

Formerly Known as Allied Integral United, Inc.

Unaudited Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
REVENUES
Resident fee revenue, net	$3,297,982	$3,281,338	$7,042,042	$6,669,187
OPERATING EXPENSES
Operating expenses	4,921,076	4,541,587	9,523,063	8,913,049
Selling, general and administrative expenses	1,997,893	2,526,916	4,860,673	3,644,305
Research & development	-	-	-	300,000
Depreciation and amortization expenses	129,665	157,668	304,124	311,796
Total operating expenses	7,048,634	7,226,171	14,687,860	13,169,150

Operating loss	(3,750,652)	(3,944,833)	(7,645,818)	(6,499,963)

Other (income) expenses
Interest and other expense	194,618	191,905	273,399	282,680
Gain on investments	(1,051,071)	-	(1,051,071)	-
Unrealized gain/(loss) on equity investments	(280,000)	-	(524,000)	-
Other (income)/expenses	(67,355)	17,993	(138,109)	(20,287)
Total other (income)/expenses	(1,203,808)	209,898	(1,439,781)	262,393

Net Loss from continuing operations	(2,546,843)	(4,154,731)	(6,206,037)	(6,762,356)
Income from discontinued operations, net of tax (Note 5)	944,255	138,358	632,243	3,997,063
Net loss	(1,602,588)	(4,016,373)	(5,573,794)	(2,765,293)
Net loss attributable to non-controlling interest	425,016	595,724	601,068	1,131,265
Preferred stock dividend	(2,781,078)	(2,746,760)	(5,527,838)	(5,485,340)
Net loss applicable to AIU.	$(3,958,650)	$(6,167,409)	$(10,500,564)	$(7,119,368)

Basic and diluted loss per share attributable to AIU.
Net loss from continued operations	(5.33)	(7.30)	(12.48)	(17.46)
Net loss/income from discontinued operations	1.03	0.16	0.71	6.28
Net loss	(4.30)	(7.14)	(11.77)	(11.18)
Weighted average common shares basic and diluted outstanding	920,407	863,407	892,224	636,749

See accompanying notes to the unaudited condensed consolidated financial statements.

2

Clearday Operations, Inc.

Formerly Known as Allied Integral United, Inc.

Unaudited Condensed Consolidated Statements of Shareholders’ Equity/(Deficit)

(unaudited)

	Three and Six Months Ended June 30, 2021
	Preferred Stock		Common Stock		Additional Paid- in	Accumulated	Allied Integral United, Inc. Shareholders’ Equity	Non-Controlling	Total
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)	Interest	(Deficit)
Balance at January 1, 2021	9,213,705	$92,137	863,407	$8,634	$28,795,324	$(45,522,908)	$(16,626,813)	$7,799,668	$(8,827,145)
Stock compensation for services	-	-	57,000	570	637,325	-	637,895	-	637,895
Issuance of Series I Convertible Preferred stock in subsidiary	-	-	-	-	-	-	-	257,000	257,000
Issuance of partnership units in subsidiary	-	-	-	-	-	-	-	413,062	413,062
PIK dividends on Series A Convertible Preferred Stock	137,338	1,373	-	-	2,745,387	(2,746,760)	-	-	-
Net loss	-	-	-	-	-	(3,795,152)	(3,795,152)	(176,052)	(3,971,204)
Balance at March 31, 2021	9,351,043	$93,510	920,407	$9,204	$32,178,036	$(52,064,820)	$(19,784,070)	$8,293,678	$(11,490,392)
Stock compensation for services	-	-	-	-	637,895	-	637,895	-	637,895
Issuance of Series I Convertible Preferred stock in subsidiary	-	-	-	-	-	-	-	640,000	640,000
Issuance of partnership units in subsidiary	-	-	-	-	-	-	-	600,104	600,104
PIK dividends on Series A Convertible Preferred Stock	139,053	1,391	-	-	2,779,687	(2,781,078)	-	-	-
Net loss	-	-	-	-	-	(1,177,572)	(1,177,572)	(425,016)	(1,602,588)
Balance at June 30, 2021	9,490,096	$94,901	920,407	$9,204	$35,595,618	$(56,023,470)	$(20,323,747)	$9,108,766	$(11,214,981)

3

Clearday Operations, Inc.

Formerly Known as Allied Integral United, Inc.

Unaudited Condensed Consolidated Statements of Shareholders’ Equity/(Deficit)

(unaudited)

	Three and Six Months Ended June 30, 2020
	Preferred Stock		Common Stock		Additional Paid- in	Accumulated	Allied Integral United, Inc. Shareholders’ Equity	Non-Controlling	Total Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)	Interest	(Deficit)
Balance at January 1, 2020	8,666,481	$86,665	410,091	$4,101	$16,160,914	$(22,798,067)	$(6,546,387)	$5,162,413	$(1,383,974)
Stock compensation for services	-	-	-	-	-	-	-	50,000	50,000
Issuance of Series I Convertible Preferred stock in subsidiary	-	-	-	-	-	-	-	555,000	555,000
Issuance of partnership units in subsidiary	-	-	-	-	-	-	-	200,000	200,000
PIK dividends on Series A Convertible Preferred Stock	136,929	1,369	-	-	2,737,211	(2,738,580)	-	-	-
Net profit	-	-	-	-	-	1,786,621	1,786,621	(535,541)	1,251,080
Balance at March 31, 2020	8,803,410	$88,034	410,091	$4,101	$18,898,125	$(23,750,026)	$(4,759,766)	$5,431,872	$672,106
Stock compensation for services	-	-	453,316	567	566,079	—	566,646	-	566,646
Issuance of partnership units in subsidiary	-	-	-	-	-	-	-	200,000	200,000
Debt to Equity Conversion of Series A Preferred Stock in subsidiary	-	-	-	-	-	-	-	325,000	325,000
PIK dividends on Series A Convertible Preferred Stock	137,338	1,373	-	-	2,745,387	(2,746,760)	-	-	-
Net Loss	-	-	-	-	-	(3,420,649)	(3,420,649)	(595,724)	(4,016,373)
Balance at June 30, 2020	8,940,748	$89,407	863,407	$4,668	$22,209,591	$(29,917,435)	$(7,613,769)	$5,361,148	$(2,252,621)

See accompanying notes to the unaudited condensed consolidated financial statements.

4

Clearday Operations, Inc.

Formerly Known as Allied Integral United, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

(unaudited)

	For the Six months ended
	June 30, 2021	June 30, 2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(5,573,792)	$(2,765,292)
Income from discontinued operations, net of tax	(632,243)	(3,997,063)
Loss from continuing operations, net of tax	(6,206,035)	(6,762,355)
Adjustments required to reconcile net loss to cash flows used in operating activities
Depreciation and amortization expense	304,124	311,796
Allowance for doubtful accounts	103,449	-
Non-cash lease expenses	670,285	630,594
Stock based compensation	1,275,790	616,646
Amortization of debt issuance costs	(338,903)	-
Gain on sale of investment	(1,051,071)	-
Unrealized gain/loss on Securities	(524,000)	-
Changes in operating assets and liabilities
Accounts receivable	67,760	86,294
Prepaid expenses	16,442	(369,771)
Accounts payable	(2,392,401)	1,278,912
Accrued expenses	2,133,201	187,586
Accrued interest	84,223	19,666
Deferred revenue	(365,733)	43,339
Other non-current asset	2,637,213	(2)
Other current liabilities	(1,565,713)	(12,638)
Change in operating lease liability	(382,235)	(309,382)
Net cash used in activities of continuing operations	(5,533,604)	(4,279,315)
Net cash used in operating activities of discontinued operations	(325,369)	(265,735)
Net cash used in operating activities	(5,858,973)	(4,545,050)
CASH FLOWS FROM INVESTING ACTIVITIES
Payments for property and equipment	-	(214,350)
Payment for capitalized software costs	(1,220,000)	-
Proceeds from sale of a investment	1,128,126	-
Net cash used in investing activities of continuing operations	(91,874)	(214,350)
Net cash provided by investing activities of discontinued operations	-	14,367,560
Net cash provided by (used in) investing activities	(91,874)	14,153,210
CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of long-term debt	(3,883,289)	(500,000)
Borrowings on long-term debt, net	8,193,742	1,524,135
Proceeds from sale of preferred stock and member units in subsidiary	1,910,166	955,000
Net cash provided by continuing operations	6,220,619	1,979,135
Net cash used in financing activities of discontinued operations	(495,622)	(12,093,390)
Net cash provided by/(used) in financing activities	5,724,997	(10,114,255)
Change in cash and restricted cash from continuing operations	595,141	(2,514,530)
Change in cash and restricted cash from discontinued operations	(820,991)	2,008,435
Cash and restricted cash at beginning of the year	870,066	3,564,223
Cash and restricted cash at end of year	$644,216	$3,058,128
Reconciliation of cash and restricted cash consist of the following:
End of period
Cash and cash equivalents	504,918	2,350,206
Restricted cash	139,298	707,922
	$644,216	$3,058,128
Beginning of period
Cash and cash equivalents	780,262	2,900,207
Restricted cash	89,804	664,016
	$870,066	$3,564,223
Supplemental cash flow information:
Non-cash financing activities
Debt to equity of non-controlling interest	-	325,000

See accompanying notes to the unaudited condensed consolidated financial statements.

5

Clearday Operations, Inc.

Formerly Known as Allied Integral United, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

(unaudited)

1.	Organization, Description of Business, Basis of Presentation, Summary of Significant Accounting Policies, Liquidity and Going Concern

Clearday Operations, Inc., a Delaware corporation that was formerly known as Allied Integral United, Inc. and conducts business under the name “Clearday” was incorporated on December 20, 2017 and began its business on December 31, 2018 when it acquired the businesses of certain private funds that operate five (5) memory care residential facilities and other businesses (the “2018 Acquisition”), including commercial real estate and hospitality assets from related parties. The memory care business is conducted through the Memory Care America, LLC subsidiary (“MCA”), which has been in the residential care business since November 2010 and has been managed by the Company’s executives for approximately 5 years. Since the 2018 Acquisition, the Company has been developing innovative care and wellness products and services focusing on the longevity market.

All of the Company’s assets that were acquired in the 2018 Acquisition and are not related to the memory care facilities or the non-acute care and wellness industry were designated as non-core businesses and held for disposition. Accordingly, such assets and liabilities are classified as held for sale in the unaudited condensed consolidated balances sheets as of June 30, 2021 and December 31, 2020. Additionally, the results of operations for these non-core businesses are classified as income from discontinued operations within the unaudited condensed consolidated statements of operations for the six months and three months ended June 30, 2021 and June 30, 2020.

On March 11, 2020, the World Health Organization declared the outbreak of COVID-19, which spread throughout the U.S. and the world, as a pandemic and has had a significant impact on the global economy, resulting in rapidly changing market and economic conditions. National and local governments around the world instituted certain measures, including travel bans, prohibitions on group events and gatherings, shutdowns of certain non-essential businesses, curfews, shelter-in-place orders and recommendations to practice social distancing. The governmental response includes additional protocols for the health and safety of residents and staff in the Company’s facilities. The outbreak and associated restrictions on travel that have been implemented have had a material adverse impact on the Company’s business and cash flow from operations, similar to many businesses. The Company has begun, and intends to continue, to resume normal operations as soon as practicable. However, the Delta Variant of the COVID-19 has become the predominant COVID-19 strain in the United States and has put a renewed focus on prevention and has caused many governments and other authorities to re-institute preventive measures to mitigate the risk of hyperlocal outbreaks. The total impact of COVID-19 is unknown and may continue as the rates of infection, including of the Delta Variant, have increased in Texas and many other states in the U.S. As a result, management has concluded that there was a long-lived asset impairment triggering event during 2020 and 2021, which required management to perform an impairment evaluation. See Note 5 – Discontinued Operations for additional discussion and results.

6

Clearday Operations, Inc.

Formerly Known as Allied Integral United, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

(unaudited)

Liquidity and Going Concern

The Company has incurred cumulative consolidated operating losses and negative cash flows from operations since the Company’s inception. As of June 30, 2021, the Company has an accumulated deficit of $56,023,470, continued loss from operations of $6,206,035 and negative cash flows from continued operations in the amount of $5,533,604. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. The Company plans to continue to fund its losses from operations and capital funding needs through public or private equity or debt financings or other sources, including the continued sale of its non-core assets and sale or disposition of other assets. If the Company is not able to secure adequate additional funding, the Company may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, or suspend or curtail planned programs. Any of these actions could materially harm the Company’s business, results of operations and future prospects. The accompanying unaudited condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business, and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or amounts and classification of liabilities that may result should the Company not continue as a going concern. Management does not believe they have sufficient cash for the next twelve months from the date of this report to continue as a going concern without raising additional capital.

On April 29, 2021, the Company executed a secured promissory note with Benworth Capital Partners, LLC in the amount of $4,550,000, which included the grant of a first mortgage regarding the property owned by the Company and used to conduct its operations for its Naples Memory Care facility located at 2626 Goodlette-Frank Road, Naples, Florida 34105 (the “Naples Property”). The original mortgage on this property was paid off in the amount of $2,739,195 and closing costs of $354,357 were paid. The net proceeds to the Company in this mortgage refinancing was $1,456,448. This first mortgage loan has a one-year term as compared to the prior (refinanced) mortgage which had a maturity date of 2041. This first mortgage loan provides for interest only payments at a fixed interest rate of 9.95%. The loan is guaranteed by certain officers.

For the six months ended June 30, 2021, the Company entered into a financing transaction related to the sale or forward sale of approximately $550,000 of revenues from the MCA residential fees. This transaction resulted in net proceeds of approximately $539,000. The repayment of this financing transaction is estimated to be approximately 12 months. (See “Note 6 – Indebtedness”)

Subsequent to June 30, 2021, the Company entered into certain financing transactions related to the sale or forward sale of approximately $1,073,500 of revenues from the MCA residential fees. These transactions resulted in net proceeds of approximately $602,600. The repayment of these financing transactions range from 210 days to one year. (See “Note 12 - Subsequent Events.

Subsequent to June 30, 2021, the Company sold undivided interests, representing 67.36% of the aggregate interests, in the Naples Property for an aggregate cash amount of $3,141,000 which was received by, and is available to, Clearday. The remaining 32.64% of the undivided interests in the Naples Property are retained by the Company.

2.	Summary of Significant Accounting Policies

Principles of Consolidation. The accompanying unaudited condensed consolidated financial statements include the accounts of the Company including its wholly owned subsidiaries. In 2019, AIU Alternative Care, Inc., a Delaware corporation (“AIU Alt Care”) and Clearday Alternative Care Oz Fund, L.P, a Delaware limited partnership (“Clearday OZ Fund”), were formed. The Company owns all of the voting interests of AIU Alt Care and the sole general partner of Clearday OZ Fund, and less than 1% of the preferred economic interests in such companies.

In November, 2019, AIU Alt Care filed a certificate of designation that authorized preferred stock designated as the Series I 10.25% cumulative convertible preferred stock, par value $0.01 per share (the “Alt Care Preferred Stock”). The certificate of incorporation of AIU Alt Care authorizes 1,500,000 shares of preferred stock of which 700,000 is designated Alt Care Preferred Stock; and 1,500,000 of common stock. Each share of The Alt Care Preferred Stock has a stated value equal to the $10.00 Alt Care Preferred Stock original issue price. For the six months ended June 30, 2021, $897,000 was invested in AIU Alt Care in exchange for 89,700 shares of Alt Care Preferred Stock.

In October, 2019, AIU Alt Care formed AIU Impact Management, LLC and Clearday OZ Fund was formed. AIU Impact Management, LLC manages Clearday OZ Fund as its general partner, owns 1% of Clearday OZ Fund and allocates 99% of income gains and losses accordingly to the limited partners. For the six months ended June 30, 2021, Clearday OZ Fund issued 101,317 units of limited partnership units in the amount $1,013,166.

The exchange rate for each of the Alt Care Preferred Stock and the limited partnership units in Clearday Oz Fund are equal to (i) the aggregate investment amount for such security plus accrued and unpaid dividends at 10.25% per annum, (ii) divided by 10.

The Company reports its non-controlling interest in subsidiaries as a separate component of equity in the unaudited condensed consolidated balance sheets and reports both net loss attributable to the non-controlling interest and net loss attributable to the Company’s common shareholders on the face of the unaudited condensed consolidated statement of operations.

The assets, liabilities and employees transferred to the Company in the 2018 Acquisition Merger met the definition of a business, and thus qualified as a change in reporting entity under ASC 250-10-45-21. As such, the historical financial statements of the transferred businesses are deemed to be those of the Company, even for the period prior to the 2018 Acquisition Merger and prior to the formation of the Company. As a transfer of businesses to an entity under common control, the assets and liabilities of the business were transferred at historical carrying values. Accordingly, following the 2018 Acquisition Merger, the financial results and financial position of the Company, the affiliated private funds and the subsidiaries of the affiliated private funds are retrospectively adjusted to give effect to the 2018 Acquisition Merger in the financial statements of periods presented prior to the 2018 Acquisition Merger, recorded at their respective carrying values similar to a pooling-of-interests.

7

Clearday Operations, Inc.

Formerly Known as Allied Integral United, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

(unaudited)

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with AIU’s annual financial statements and notes contained in the Registration Statement on Form S-4, Registration No. 333-256138 (as amended and supplemented, the “Registration Statement”) that was filed by Clearday, Inc., formerly known as Superconductor Technologies Inc., a Delaware corporation (“STI”), to register the shares of its common stock that were issued and will be issued in connection with the merger (the “Merger”) between Clearday Operations, Inc., STI and a subsidiary of STI that is described in the Registration Statement and the financial statements of the Clearday, Inc. as of and for the three and nine month periods ending September 30, 2021 that are included in the Current Report on Form 8-K filed on November 19, 2021. In the opinion of AIU’s management, all adjustments, which include only normal recurring adjustments considered necessary for a fair presentation, have been included. All intercompany transactions and balances with or among our consolidated subsidiaries have been eliminated upon consolidation. Our operating results for interim periods are not necessarily indicative of the results that may be expected for the full year.

Basis of Presentation. The Company’s unaudited condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”). The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All intercompany accounts and transactions have been eliminated in consolidation.

Unaudited Interim Financial Information. The unaudited condensed consolidated financial statements as of September 30, 2021, and for the three and six months ended June 30, 2021 and 2020, have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (SEC) and GAAP. Accordingly, these condensed consolidated financial statements do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of the Company, these unaudited interim condensed consolidated financial statements contain all adjustments necessary, all of which are of a normal and recurring nature, to present fairly the Company’s financial position, results of operations and cash flows. Interim results are not necessarily indicative of results for a full year or future periods. These condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements for the year ended December 31, 2020 that are included in the Registration Statement and the financial statements of the Clearday, Inc. as of and for the three and nine month periods ending September 30, 2021 that are included in the Current Report on Form 8-K filed on November 19, 2021.

Use of Estimates. The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and the disclosure of contingent assets and liabilities and contingencies at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Management believes that these estimates and assumptions are reasonable, however, actual results may differ and could have a material effect on future results of operations and financial position.

The impact of the COVID-19 pandemic could continue to have a material adverse effect on the Company’s business, results of operations, financial condition, liquidity and prospects in the near-term and beyond 2020. While management has used all currently available information in its forecasts, the ultimate impact of the COVID-19 pandemic on its results of operations, financial condition and cash flows is highly uncertain, and cannot currently be accurately predicted. The Company’s results of operations, financial condition and cash flows are dependent on future developments, including the duration of the pandemic and the related length of its impact on the global economy, such as a lengthy or severe recession or any other negative trend in the U.S. or global economy and any new information that may emerge concerning the COVID-19 outbreak and the actions to contain it or treat its impact, which at the present time are highly uncertain and cannot be predicted with any accuracy.

Significant estimates in our condensed consolidated financial statements relate to revenue recognition, including contractual allowances, the allowance of doubtful accounts, self-insurance reserves, long-lived assets, impairment of long-lived assets and estimates concerning our provisions for income taxes.

Fair Value of Financial Instruments. The Company’s financial instruments are limited to cash, accounts receivable, debt and equity investments, accounts payable, operating leases and mortgage notes payable. The fair value of these financial instruments was not materially different from their carrying values at June 30, 2021.

Segment Reporting. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker, the Chief Executive Officer, in making decisions regarding resource allocation and assessing performance. The Company views its operations and manages its business as one operating segment.

Cash and Restricted Cash. Cash, consisting of short-term, highly liquid investments and money market funds with original maturities of three months or less at the date of purchase, are carried at cost plus accrued interest, which approximates market.

Restricted cash as of June 30, 2021 and December 31, 2020 includes cash that the Company deposited as security for obligations arising from property taxes, property insurance and replacement reserve the Company is required to establish escrows as required by its mortgages and certain resident security deposits.

Investments. the Company follows ASU 2016-01, “Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities” (“ASU 2016-01”). The Company only has one investment in securities as of June 30, 2021 and applies the Fair Value approach to record and revalue the share prices on a mark to market basis at each reporting interim period since the original purchase agreement. All common stock has been marked to market to reflect the current value of the shares.

Goodwill.

Goodwill, which has an indefinite useful life, represents the excess of purchase consideration over fair value of net assets acquired. The Company’s goodwill as of June 30, 2021 is associated with an acquisition for Primrose Wellness Group LLC (See Note 11 – Acquisitions and Goodwill). Goodwill is not subject to amortization and is required to be tested for impairment at least on an annual basis. The Company tests goodwill for impairment as of December 31 of each year. The Company determines whether goodwill may be impaired by comparing the carrying value of the single reporting unit, including goodwill, to the fair value of the reporting unit. If the fair value is less than the carrying amount, a more detailed analysis is performed to determine whether goodwill is impaired. The impairment loss, if any, is measured as the excess of the carrying value of the goodwill over the implied fair value of the goodwill and is recorded in the Company’s consolidated statements of operations.

Software Capitalization. With regards to developing software, any application costs incurred during the development state, both internal expenses and those paid to third parties are capitalized and amortized per ASC350-40. Once the software has been developed, the costs to maintain and train others for its use will be expensed.

8

Clearday Operations, Inc.

Formerly Known as Allied Integral United, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

(unaudited)

Risks and Uncertainties. The Company’s financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, investments and trade receivables. At certain times throughout the year, the Company may maintain deposits in federally insured financial institutions in excess of federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to significant risk on its cash balances due to the financial position of the depository institutions in which those deposits are held. The Company performs ongoing credit evaluations of its customers, and the risk with respect to trade receivables is further mitigated by the diversity, both by geography, of the customer base.

On March 27, 2020, President Trump signed into law the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carry back periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations, increased limitations on qualified charitable contributions and technical corrections to tax depreciation methods for qualified improvement property. The Company continues to examine the impact that the CARES Act may have on its business. Currently, the Company is unable to determine the impact that the CARES Act will have on its financial condition, results of operations, or liquidity.

The CARES Act also appropriated funds for the U.S. Small Business Administration Paycheck Protection Program (“PPP”) loans that are forgivable in certain situations and employment related tax credits to promote continued employment, as well as Economic Injury Disaster Loans to provide liquidity to small businesses harmed by COVID-19.

Comprehensive Income (Loss). The Company is required to report all components of comprehensive income (loss), including net income (loss), in the accompanying condensed consolidated financial statements in the period in which they are recognized. Comprehensive income (loss) is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources, including unrealized gains and losses on investments.

Earnings Per Share. Basic and diluted earnings per share are computed and disclosed in accordance with FASB ASC Topic 260, Earnings Per Share. The Company utilizes the two-class method to compute earnings available to common shareholders. Under the two-class method, earnings are adjusted by accretion amounts to redeemable noncontrolling interests recorded at redemption value. The adjustments represent dividend distributions, in substance, to the noncontrolling interest holder as the holders have contractual rights to receive an amount upon redemption other than the fair value of the applicable shares. As a result, earnings are adjusted to reflect this in substance distribution that is different from other common shareholders. In addition, the Company allocates net earnings to each class of common stock and participating security as if all of the net earnings for the period had been distributed. The Company’s participating securities consist of share-based payment awards that contain a non-forfeitable right to receive dividends and therefore are considered to participate in undistributed earnings with common shareholders. Basic earnings per common share excludes dilution and is calculated by dividing net earnings allocated to common shares by the weighted-average number of common shares outstanding for the period. Diluted earnings per common share is calculated by dividing net earnings allocable to common shares by the weighted-average number of common shares outstanding for the period, as adjusted for the potential dilutive effect of non-participating share-based awards.

Accounts Receivable and Allowance for Doubtful Accounts. The Company records accounts receivable at their estimated net realizable value. Additionally, the Company estimates allowances for uncollectible amounts based upon factors which include, but are not limited to, historical payment trends, write-off experience, and the age of the receivable as well as a review of specific accounts, the terms of the agreements, the residents, the payers’ financial capacity to pay and other factors which may include likelihood and cost of litigation.

The allowance for doubtful accounts reflects estimates that the Company periodically reviews and revises based on new information, to which revisions may be material. The Company’s allowance for doubtful accounts consists of the following:

Schedule of Allowance for Doubtful Accounts

Allowance for Doubtful Accounts	Balance at Beginning of Period	Provision for Doubtful Accounts	Write-offs	Balance at End of Period
December 31, 2020	63,895	68,911	(63,895)	68,911
June 30, 2021	68,911	172,360	(68,911)	172,360

Assets and Liabilities Held for Sale. The Company designated its real estate and hotels as held for sale when it is probable these non-core business assets will be sold within one year. The Company records these assets on the unaudited condensed consolidated balance sheets at the lesser of the carrying value and fair value less estimated selling costs. If the carrying value is greater than the fair value less the estimated selling costs, the Company records an impairment charge. The Company evaluates the fair value of the assets held for sale each period to determine if it has changed (See Note 5 – Discontinued Operations).

Property and Equipment. Property and equipment are recorded at cost and depreciated using the straight-line basis over their estimated useful lives, which are typically as follows:

Schedule of Estimated Useful Lives

Asset Class	Estimated Useful Life (in years)
Buildings	39
Building improvements	39
Equipment	7
Computer equipment and software	5
Furniture and fixtures	7

The Company regularly evaluates whether events or changes in circumstances have occurred that could indicate impairment in the value of the Company’s long-lived assets. If there is an indication that the carrying value of an asset is not recoverable, the Company determines the amount of impairment loss, if any, by comparing the historical carrying value of the asset to its estimated fair value, with any amount in excess of fair value recognized as an expense in the current period. The Company determines estimated fair value through an evaluation of recent financial performance, recent transactions for similar assets, market conditions and projected cash flows using standard industry valuation techniques. Undiscounted cash flow projections and estimates of fair value amounts are based on a number of assumptions such as revenue and expense growth rates, estimated holding periods and estimated capitalization rates (Level 3).

9

Clearday Operations, Inc.

Formerly Known as Allied Integral United, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

(unaudited)

Valuation of Long-Lived Assets. Long-lived assets to be held and used, including property and equipment, right to use assets and definite life intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. As of June 30, 2021, the Company has recognized certain impairments, See Note 3 - Real Estate, Property and Equipment, Net.

Gain (Loss) on Sale of Assets. The Company enters into real estate transactions which may include the disposal of certain commercial shopping centers and hotels, including the associated real estate; such transactions are recorded in Note 5 – Discontinued Operations. The Company recognizes gain or loss on these property sales when the transfer of control is complete. The Company recognizes gain or loss from the sale of equity method investments when the transfer of control is complete, and the Company has no continuing involvement with the transferred financial assets.

Legal Proceedings and Claims. The Company has been, is currently, and expects in the future to be involved in claims, lawsuits, and regulatory and other government audits, investigations and proceedings arising in the ordinary course of the Company’s business, some of which may involve material amounts. The Company establish accruals for specific legal proceedings when it is considered probable that a loss has been incurred and the amount of the loss can be reasonably estimated. Also, the defense and resolution of these claims, lawsuits, and regulatory and other government audits, investigations and proceedings may require the Company to incur significant expense. The Company accounts for claims and litigation losses in accordance with FASB, Accounting Standards Codification™, or ASC, Topic 450, Contingencies. Under FASB ASC Topic 450, loss contingency provisions are recorded for probable and estimable losses at the Company’s best estimate of a loss or, when a best estimate cannot be made, at the Company’s estimate of the minimum loss. These estimates are often developed prior to knowing the amount of the ultimate loss, require the application of considerable judgment, and are refined as additional information becomes known. Accordingly, the Company is often initially unable to develop a best estimate of loss and therefore the estimated minimum loss amount, which could be zero, is recorded; then, as information becomes known, the minimum loss amount is updated, as appropriate. Occasionally, a minimum or best estimate amount may be increased or decreased when events result in a changed expectation.

Lease Accounting. The Company follows FASB ASC Topic 842, Leases, or ASC Topic 842, utilizing the modified retrospective transition method with no adjustments to comparative periods presented. The Company has elected the practical expedient to account for each separate lease component of a contract and its associated non-lease components as a single lease component, thus causing all fixed payments to be capitalized.

Lessee.

The Company regularly evaluates whether a contract meets the definition of a lease whenever a contract grants a party the right to control the use of an identified asset for a period of time in exchange for consideration. To the extent the identified asset is able to be shared among multiple parties, the Company has determined that one party does not have control of the identified asset and the contract is not considered a lease. The Company accounts for contracts that do not meet the definition of a lease under other relevant accounting guidance (such as ASC 606 for revenue from contacts with customers).

The Company’s lease agreements primarily consist of building leases. These leases generally contain an initial term of 15 to 17 years and may contain renewal options. If the Company’s lease agreements include renewal option periods, the Company includes such renewal options in its calculation of the estimated lease term when it determines the options are reasonably certain to be exercised. When such renewal options are deemed to be reasonably certain, the estimated lease term determined under ASC 842 will be greater than the non-cancelable term of the contractual arrangement.

The Company classifies its lessee arrangements at inception as either operating leases or financing leases. A lease is classified as a financing lease if at least one of the following criteria is met: (1) the lease transfers ownership of the underlying asset to the lessee, (2) the lease grants the lessee an option to purchase the underlying asset that the lessee is reasonably certain to exercise, (3) the lease term is for a major part of the remaining economic life of the underlying asset, (4) the present value of the sum of the lease payments equals or exceeds substantially all of the fair value of the underlying asset, or (5) the underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term. A lease is classified as an operating lease if none of the five criteria described above for financing lease classification is met. The Company has no financing leases as of June 30, 2021.

10

Clearday Operations, Inc.

Formerly Known as Allied Integral United, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

(unaudited)

ROU assets associated with operating leases are included in “Right of Use Asset” on the Company’s unaudited condensed balance sheet. Current and long-term portions of lease liabilities related to operating leases are included in “Lease Liabilities, Current” and “Lease Liabilities, Long-Term” on the Company’s balance sheet as of June 30, 2021. ROU assets represent the Company’s right to use an underlying asset for the estimated lease term and lease liabilities represent the Company’s present value of its future lease payments. In assessing its leases and determining its lease liability at lease commencement or upon modification, the Company was not able to readily determine the rate implicit for its lessee arrangements, and thus has used its incremental borrowing rate on a collateralized basis to determine the present value of the lease payments. The Company’s ROU assets are measured as the balance of the lease liability plus or minus any prepaid or accrued lease payments and any unamortized initial direct costs. Operating lease expenses are recognized on a ratable basis, regardless of whether the payment terms require the Company to make payments annually, quarterly, monthly, or for the entire term in advance. If the payment terms include fixed escalator provisions, the effect of such increases is recognized on a straight-line basis. The Company calculates the straight-line expense over the contract’s estimated lease term, including any renewal option periods that the Company deems reasonably certain to be exercised.

The Company reviews the carrying value of its ROU assets for impairment, similar to its other long-lived assets, whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. The Company could record impairments in the future if there are changes in (1) long-term market conditions, (2) expected future operating results or (3) the utility of the assets that negatively impact the fair value of its ROU assets.

Lessor.

The Company’s lessor arrangements primarily included tenant contracts within shopping centers, which is included in discontinued operations. The Company classifies its leases at inception as operating, direct financing, or sales-type leases. A lease is classified as a sales-type lease if at least one of the following criteria is met: (1) the lease transfers ownership of the underlying asset to the lessee, (2) the lease grants the lessee an option to purchase the underlying asset that the lessee is reasonably certain to exercise, (3) the lease term is for a major part of the remaining economic life of the underlying asset, (4) the present value of the sum of the lease payments equals or exceeds substantially all of the fair value of the underlying assets or (5) the underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term. Furthermore, when none of the above criteria is met, a lease is classified as a direct financing lease if both of the following criteria are met: (1) the present value of the of the sum of the lease payments and any residual value guaranteed by the lessee, that is not already reflected in the lease payments, equals or exceeds the fair value of the underlying asset and (2) it is probable that the lessor will collect the lease payments plus any amount necessary to satisfy a residual value guarantee. A lease is classified as an operating lease if it does not qualify as a sales-type or direct financing lease. Currently, the Company classifies all of its lessor arrangements as operating leases.

Revenues from the Company’s lessor arrangements are recognized on a straight-line, ratable basis over the fixed, non-cancelable term of the relevant tenant contract, regardless of whether the payments from the tenant are received in equal monthly amounts during the life of a tenant contract. Certain of the Company’s tenant contracts contain fixed escalation clauses (such as fixed-dollar or fixed-percentage increases) or inflation-based escalation clauses (such as those tied to the change in CPI) and is included in discontinued operations. If the payment terms call for fixed escalations, upfront payments, or rent-free periods, the rental revenue is recognized on a straight-line basis over the fixed, non-cancelable term of the agreement. When calculating straight-line site rental revenues, the Company considers all fixed elements of tenant contractual escalation provisions.

Certain of the Company’s arrangements with tenants contain both lease and non-lease components. In such circumstances, the Company has determined (1) the timing and pattern of transfer for the lease and non-lease component are the same and (2) the stand-alone lease component would be classified as an operating lease. As such, the Company has aggregated certain non-lease components with lease components and has determined that the lease components represent the predominant component of the arrangement.

Income Taxes. The Company’s income tax expense includes U.S. income taxes. Certain items of income and expense are not reported in tax returns and financial statements in the same year. The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences to be included in the Company’s unaudited condensed consolidated financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse, while the effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

11

Clearday Operations, Inc.

Formerly Known as Allied Integral United, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

(unaudited)

The Company can recognize a tax benefit only if it is “more likely than not” that a particular tax position will be sustained upon examination or audit. To the extent the “more likely than not” standard has been satisfied, the benefit associated with a tax position is measured as the largest amount that has a greater than 50% likelihood of being realized.

Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent, the Company believes that the Company is more likely than not that all or a portion of deferred tax assets will not be realized, the Company establishes a valuation allowance to reduce the deferred tax assets to the appropriate valuation. To the extent the Company establishes a valuation allowance or increase or decrease this allowance in a given period, the Company includes the related tax expense or tax benefit within the tax provision in the unaudited condensed consolidated statement of operations in that period. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. In the future, if the Company determines that it would be able to realize its deferred tax assets in excess of their net recorded amount, the Company will make an adjustment to the deferred tax asset valuation allowance and record an income tax benefit within the tax provision in the unaudited condensed consolidated statement of operations in that period.

The Company pays franchise taxes in certain states in which it has operations. The Company has included franchise taxes in general and administrative and operating expenses in its unaudited condensed consolidated statements of operations.

Revenue Recognition. The Company recognizes revenue from contracts with customers in accordance with ASC Topic 606, Revenue from Contracts with Customers, or ASC Topic 606, using the practical expedient in paragraph 606-10-10-4 that allows for the use of a portfolio approach, because we have determined that the effect of applying the guidance to our portfolios of contracts within the scope of ASC Topic 606 on our unaudited condensed consolidated financial statements would not differ materially from applying the guidance to each individual contract within the respective portfolio or our performance obligations within such portfolio. The five-step model defined by ASC Topic 606 requires the Company to: (i) identify its contracts with customers, (ii) identify its performance obligations under those contracts, (iii) determine the transaction prices of those contracts, (iv) allocate the transaction prices to its performance obligations in those contracts and (v) recognize revenue when each performance obligation under those contracts is satisfied. Revenue is recognized when promised goods or services are transferred to the customer in an amount that reflects the consideration expected in exchange for those goods or services.

A substantial portion of the Company’s revenue at its independent living and assisted living communities relates to contracts with residents for services that are generally under ASC Topic 606. The Company’s contracts with residents and other customers that are within the scope of ASC Topic 606 are generally short-term in nature. The Company has determined that services performed under those contracts are considered one performance obligation in accordance with ASC Topic 606 as such services are regarded as a series of distinct events with the same timing and pattern of transfer to the resident or customer. Revenue is recognized for those contracts when the Company’s performance obligation is satisfied by transferring control of the service provided to the resident or customer, which is generally when the services are provided over time.

Resident fees at our independent living and assisted living communities consist of regular monthly charges for basic housing and support services and fees for additional requested services, such as assisted living services, personalized health services and ancillary services. Fees are specified in our agreements with residents, which are generally short term (30 days to one year), with regular monthly charges billed in advance. Funds received from residents in advance of services provided are not material to our unaudited consolidated financial statements. Some of our senior living communities require payment of an upfront entrance fee in advance of a resident moving into the community; substantially all of these community fees are non-refundable and are initially recorded as deferred revenue and included in accrued expenses and other current liabilities in our unaudited condensed consolidated balance sheets. These deferred amounts are then amortized on a straight-line basis into revenue over the term of the resident’s agreement. When the resident no longer resides within our community, the remaining deferred non-refundable fees are recognized in revenue. Revenue recorded and deferred in connection with community fees is not material to our unaudited condensed consolidated financial statements. Revenue for basic housing and support services and additional requested services is recognized in accordance with ASC Topic 606 and measured based on the consideration specified in the resident agreement and is recorded when the services are provided.

Core Business – Continuing Operations.

Resident Care Contracts. Resident fees at the Company’s senior living communities may consist of regular monthly charges for basic housing and support services and fees for additional requested services and ancillary services. Fees are specified in the Company’s agreements with residents, which are generally short term (30 days to one year), with regular monthly charges billed the first of the month. Funds received from resident in advance of services are not material to the Company’s unaudited condensed consolidated financial statements.

12

Clearday Operations, Inc.

Formerly Known as Allied Integral United, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

(unaudited)

Below is a table that shows the breakdown by percent of revenues related to contracts with residents versus resident fees for support or ancillary services.

Schedule of Revenue from Contract with Customers

	For the three months ended June 30,
	2021	%	2020	%
Revenue from contracts with customers:
Resident rent - over time	$3,178,061	96.4%	$2,987,828	91.1%
Amenities and conveniences - point in time	119,921	3.4%	293,510	8.9%
Total revenue from contracts with customers	$3,297,982	100%	$3,281,338	100%

	For the six months ended June 30,
	2021	%	2020	%
Revenue from contracts with customers:
Resident rent - over time	$6,802,200	96.6%	$6,254,745	93.8%
Amenities and conveniences - point in time	239,843	3.3%	414,442	6.2%
Total revenue from contracts with customers	$7,042,043	100%	$6,669,187	100%

13

Clearday Operations, Inc.

Formerly Known as Allied Integral United, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

(unaudited)

The following table presents revenue disaggregated by type of contract:

Schedule of Disaggregated Revenue

	For the three Months ended June 30,
	2021	2020
Revenue from contracts with customers:
Resident rent	$2,984,316	$3,133,328
Ancillary	295,899	72,687
Assisted living	13,767	62,573
Move-in fees	4,000	12,750
Total revenue from contracts with customers	3,297,982	3,281,338

	For the Six Months ended June 30,
	2021	2020
Revenue from contracts with customers:
Resident rent	$6,397,627	$6,254,745
Ancillary	499,227	262,796
Assisted living	133,689	130,387
Move-in fees	11,500	21,259
Total revenue from contracts with customers	7,042,043	6,669,187

Other Operating Income. On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act, or CARES Act, was signed into law. Under the CARES Act, the U.S. Department of Health and Human Services, or HHS, established the Provider Relief Fund. The Provider Relief Fund was further supplemented on December 27, 2020 by the Consolidated Appropriations Act, 2021. Retention and use of the funds received under the CARES Act are subject to certain terms and conditions, including certain reporting requirements. Other operating income includes income recognized for funds received pursuant to the Provider Relief Fund of the CARES Act for which the Company has determined that it was in compliance with the terms and conditions of the Provider Relief Fund of the CARES Act. The Company recognized other operating income in its condensed consolidated statements of operations to the extent it had estimated that it had COVID-19 incurred losses or related costs for which provisions of the CARES Act is intended to compensate. The amount of income recognized for these estimated losses and costs is limited to the amount of funds received during the period in which the estimated losses and costs were recognized or incurred or, if funds were received subsequently, the period in which the funds were received.

Discontinued Operations

The hotels’ results of operations consist primarily of room rentals, food and beverage sales and other ancillary goods and services from hotel properties. Hotel operating revenues are disaggregated into room revenue, ancillary hotel revenue and other revenue on the unaudited consolidated statements of operations. Revenues are recorded net of any discounts or sales, occupancy or similar taxes collected from customers at the hotels, in the unaudited condensed consolidated statements of operations under discontinued operations.

Room revenue is generated through short-term contracts with customers whereby customers agree to pay a daily rate for the right to occupy hotel rooms for one or more nights. The Company’s performance obligations are fulfilled at the end of each night that the customers have the right to occupy the rooms. Room revenues are recognized daily at the contracted room rate in effect for each room night.

Food and beverage revenues are generated when customers purchase food and beverage at a hotel’s restaurant, bar or other facilities. The Company’s performance obligations are fulfilled at the time that food and beverage is purchased and provided to the customers.

14

Clearday Operations, Inc.

Formerly Known as Allied Integral United, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

(unaudited)

Other revenues such as cancellation fees, telephone services or ancillary services such as laundry are recognized at the point in time or over the time period that the associated good or service is provided.

Payment received for a future stay is recognized as an advance deposit, which is included in Other Current Liabilities in Discontinued Operations on the Company’s consolidated balance sheet (see Note 5 – Discontinued Operations). Advance deposits are recognized as revenue when rooms are occupied, or goods or services have been delivered or rendered to customers. Advance deposits are generally recognized as revenue within a one-year period.

Commercial Shopping Centers and other Rental Properties: Leasing revenue from commercial shopping centers includes minimum rents, percentage rents, tenant recoveries and other leasing income which are accounted for under ASC Topic 842. Minimum rental revenues are recognized on a straight-line basis over the terms of the related leases. The difference between the amount of rent due in a year and the amount recorded as rental income is referred to as the “straight-line rent adjustment.” Percentage rents are recognized and accrued when tenants’ specified sales targets have been met. Estimated recoveries from certain tenants for the pro rata share of real estate taxes, insurance and other shopping center operating expenses are recognized as revenues in the period the applicable expenses are incurred. Other tenants pay a fixed rate, and these tenant recoveries are recognized as revenues on a straight-line basis over the term of the related leases

Cost of Product Revenue. Cost of product revenue represents direct and indirect costs incurred to bring the product to saleable condition.

Research and Development Expenses. All research and development costs are charged to expense as incurred. Research and development expenses primarily include (i) payroll and related costs associated with research and development performed, (ii) costs related to clinical and preclinical testing of the Company’s technologies under development, and (iii) other research and development costs including allocations of facility costs.

PPP Loans

The Company recognizes Paycheck Protection Program loans (PPP loans) under the Small Business Administration as debt instruments in accordance with ASC 470, Debt. When the loan proceeds are received, a long-term liability account (i.e., “PPP Loan Liability”) is set up. The presentation of the loan in the balance sheet is accounted for in accordance with U.S. GAAP regarding the presentation of assets and liabilities, whereas the portion of the loan due within 12 months from year end will be considered a current liability and the remaining portion will be considered a long-term liability. Also, under this guidance, a borrower should not recognize any income from the extinguishment of its debt until the borrower has been legally released as the primary obligor under the loan. In addition, the forgiveness of PPP loans as income will be recorded as other income and not included in income from operations based on the unprecedented nature of COVID-19.

HHS Government Grants

The Company recognizes income for government grants when grant proceeds are received and the Company determines it is reasonably assured that it will comply with the conditions of the grant, the Company will recognize the distributions received in the income statement on a systematic and rational basis. The Company will estimate the fair value of the grant using the applicable HHS definitions of health care related expenses and lost revenue attributable to COVID-19, considering the Company’s projected and actual results at the end of each reporting period.

Upon conclusion that AIU is reasonably assured that it has met the conditions of the grant, it must measure the amount of unreimbursed health-care related expenses and lost revenue related to COVID-19 at the end of each reporting period and release that amount from Refundable Advance to Other Revenue. During the six months ended June 30,2021 the Company has received grant amounting to $289,487 and total grant received so far by the Company amounts to $528,941. As of June 30, 2021, approximately $239,454 in government grant funds has been recognized as other income on the income statement.

ERTC Funds.

The Company is eligible to claim the employee retention tax credit (“ERTC”) for certain of our employees under the CARES Act. The refundable tax credit for 2021 is available to employers that fully or partially suspend operations during any calendar quarter in 2021 due to orders from an appropriate governmental authority limiting commerce, travel, or group meetings due to COVID-19, and is equal to 70% of qualified wages paid after March 12, 2020 through December 31, 2020 to qualified employees, with a maximum credit of $7,000 per employee. We estimate that we will be eligible to claim tax credits of approximately $1.6 million per quarter for 2021. The credit was modified and extended for wages paid from January 1, 2021 through December 31, 2021 by the Consolidated Appropriations Act, 2021. Certain of these credits are obtained by refunds of employer taxes that have been paid and other amounts were obtained by reducing the amount of withholdings remitted to the IRS. The ERTC has recently been terminated as of fourth quarter of 2021.

General and Administrative Expenses. General and administrative expenses represent personnel costs for employees involved in general corporate functions, including finance, accounting, legal and human resources, among others. Additional costs included in general and administrative expenses consist of professional fees for legal (including patent costs), audit and other consulting services, travel and entertainment, charitable contributions, recruiting, allocated facility and general information technology costs, depreciation and amortization, and other general corporate overhead expenses.

15

Clearday Operations, Inc.

Formerly Known as Allied Integral United, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

(unaudited)

Recently Issued Accounting Pronouncements Not Yet Adopted

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326), which requires a financial asset, or a group of financial assets measured at amortized cost basis to be presented at the net amount expected to be collected. This ASU eliminates the probable initial recognition threshold and instead requires reflection of an entity’s current estimate of all expected credit losses. In addition, this ASU amends the current available for sale security other-than-temporary impairment model for debt securities. The length of time that the fair value of an available for sale debt security has been below the amortized cost will no longer impact the determination of whether a credit loss exists and credit losses will now be limited to the difference between a security’s amortized cost basis and its fair value. In November 2018, the FASB issued ASU No. 2018-19, Codification Improvements to Topic 326, Financial Instruments-Credit Losses, which amends the transition and effective date for nonpublic entities and clarifies that receivables arising from operating leases are not in the scope of this ASU. These ASUs are effective for reporting periods beginning after December 15, 2022. The Company is assessing the potential impact that the adoption of these ASUs will have on its unaudited condensed consolidated financial statements.

In December 2019, the FASB also issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which simplifies certain requirements under Topic 740, including eliminating the exception to intra-period tax allocation when there is a loss from continuing operations and income from other sources, such as other comprehensive income or discontinued operations. The amendments in this ASU are effective for the fiscal year beginning December 15, 2020. The Company has determined that this ASU does not have a material impact on its unaudited condensed consolidated financial statements.

3.	Real Estate, Property and Equipment, Net

Property and equipment, net, consists of the following:

Memory Care Facilities and Corporate:

Schedule of Real Estate, Property and Equipment

	Estimated Useful Lives	June 30, 2021	December 31, 2020

Land		$1,940,389	$1,940,389
Building and building improvements	39 years	7,364,290	7,277,693
Furniture, fixtures, and equipment	3-7 years	3,568,942	2,588,781
Total		12,873,621	11,806,863
Less accumulated depreciation		(3,257,703)	(2,953,579)
Real estate, property and equipment, net		$9,615,918	$8,853,284

16

Clearday Operations, Inc.

Formerly Known as Allied Integral United, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

(unaudited)

Non-core businesses classified as assets held for sale:

	Estimated Useful Lives	June 30, 2021	December 31, 2020
Land		$3,070,537	$4,288,915
Building and building improvements	39 years	3,648,016	5,898,419
Furniture, fixtures and equipment	5-7 years	1,692,672	2,099,568
Other	3-5 years	75,940	200,969
Total		8,487,165	12,487,871
Less accumulated depreciation		(2,313,268)	(4,175,035)
Real estate, property and equipment, net		$6,173,897	$8,312,836

The Company recorded depreciation expense relating to real estate, property, and equipment for the Company’s memory care facilities and corporate assets in the amount of $304,124 and $ 311,796 for the six months ended June 30, 2021 and 2020, respectively and $129,665 and $ 157,668 for the three months ended June 30, 2021 and 2020, respectively

The Company has reviewed the carrying value of long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If there is an indication that the value of an asset is not recoverable, the Company determines the amount of impairment loss, if any, by comparing the historical carrying value of the asset to its estimated fair value. The Company determined estimated fair value based on input from market participants, the Company’s experience selling similar assets, market conditions and internally developed cash flow models that the Company’s assets or asset groups are expected to generate, and the Company considers these estimates to be a Level 3 fair value measurement.

Based on the Company’s review of carrying value of long-lived assets included in discontinued operations, the Company concluded that a) several of its properties were sold and did not warrant consideration; b) certain properties belonging to their continuing operations segment generate revenue, are cash flow positive and have assets with low carrying values as compared to the recoverable amounts and therefore do not meet impairment requirements; and that c) several properties might be impaired due to extended closures. One hotel property of the Company that it operated as a Microtel Inn is the Buda property, which is located in Buda, Texas (which is near Austin). This property was sold during September, 2021. This hotel property experienced extended closures since March 2020 due to the COVID-19 pandemic and this has meant significant reductions in cash flows and on the ability to repay the mortgage loans on the properties.

As of March 10, 2021, the Company and the guarantors of the mortgage lender for a hotel property that was operated as a Microtel Inn in San Antonio, Texas (the “SeaWorld Property”) entered into a Settlement Agreement providing for the transfer of the SeaWorld Property to the mortgage lender of such property in the first Quarter of 2021 and reducing the obligations under the mortgage loan to the net deficiency of the mortgage loan after the sale of the SeaWorld Property by the mortgage lender. In May 2021, the mortgage lender sold the SeaWorld Property and determined the deficiency of the mortgage loan, subject to a $300,000 maximum amount that was specified in the Settlement Agreement, to be equal to $216,000 plus the required payment of taxes in the amount of $82,500 which the Company has accrued as of June 30, 2021. Additionally, the Company is required to pay their pro rata share of the property taxes for 2021, which amount would be due by January 31, 2021 and be approximately $20,000 resulting in an aggregate obligation of approximately $318,500.

Based on the Company’s review of carrying value of long-lived assets included in discontinued operations, the Company concluded that a) several of its properties were sold and did not warrant consideration; b) certain properties belonging to their continuing operations segment generate revenue, are cash flow positive and have assets with low carrying values as compared to the recoverable amounts and therefore do not meet impairment requirements; and that c) several properties might be impaired due to extended closures. Both the SeaWorld and Buda hotels have experienced extended closures since March, 2020 due to the COVID-19 pandemic and this has meant significant reductions in cash flows and on the ability to repay the mortgage loans on the properties. The Company transferred the SeaWorld property to the lender in the first Quarter of 2021 and in the fourth quarter of 2021, sold the Buda hotel. The SeaWorld hotel was impaired in the amount of $986,000 in the third Quarter of 2020 and $600,000 in the fourth Quarter of 2020. Additionally, the Buda hotel was impaired in the amount of $811,061 in the fourth Quarter of 2020.

On May 24, 2021, the Company entered into an agreement to sell its Buda Hotel in the amount of $4,350,000. This property was sold on October 1, 2021 under the terms of this agreement, as described in Note 5 – Discontinued Operations. Considering the above offer for sale and guidance available as per ASC 360, management considered the offer price less cost of transfer as fair market value of group assets of Buda Hotel and reversed the impairment provision of $811,061 on June 30, 2021.

In May 2021, the mortgage lender sold the SeaWorld Property and determined the deficiency of the mortgage loan, subject to a $300,000 maximum amount that was specified in the Settlement Agreement, to be equal to $216,000 plus the required payment of taxes in the amount of $82,500 which the Company has accrued as of June 30, 2021. Additionally, the Company is required to pay their pro rata share of the property taxes for 2021, which amount would be due by January 31, 2021 and be approximately $20,000 resulting in an aggregate obligation of approximately $318,500.

Additionally, the Buda hotel was impaired in the amount of $811,061 in the 4th Quarter of 2020. On May 24, 2021, the Company entered into an agreement to sell its Buda Hotel. On October 1, 2021, the Company completed the disposition of the Buda Hotel for a gross sales price of approximately $4,350,000, subject to customary adjustments and the transfer of certain insurance proceeds related to water damage to the property, for net proceeds to the Company after the payment of the mortgage loan of approximately $186,150. See Note 13 - Subsequent Events. Considering the above offer for sale and guidance available as per ASC 360, management has reversed the impairment provision of $811,061 on June 30, 2021.

The SeaWorld hotel was impaired in the amount of $986,000 in the 3rd Quarter of 2020 and $600,000 in the 4th Quarter of 2020.

17

Clearday Operations, Inc.

Formerly Known as Allied Integral United, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

(unaudited)

4.	Leases

The Company follows ASC 842, as discussed in Note 1 – Summary of Significant Accounting Policies, the Company has elected the package of practical expedients offered in the transition guidance which allows management not to reassess the lease identification, lease classification, and initial direct costs. The Company has elected the accounting policy practical expedient to exclude recording short term leases for all asset classes, as right-of-use assets, and lease liabilities on the unaudited condensed consolidated balance sheet. Finally, the Company has elected to recognize lease components and non-lease components separately for real estate leases.

Leases for Memory Care Facilities

The Company leased three memory care facilities from MHI-MC San Antonio, LP, MHI-MC Little Rock, LP, and MHI-MC New Braunfels, LP (collectively “MHI Entities”) under three separate lease agreements and originally recorded a right of use asset and a lease liability of $35,782,153. The Amended Leases contain three options to renew, which were not considered reasonably certain of being exercised as of the lease commencement date nor the balance sheet date.

As of September 30, 2021, the Company leased one memory care facility from MC-Simpsonville, SC-1-UT, LLC (the “Simpsonville Landlord”) under a 15-year non-cancelable lease agreement. Provided the Company is not in default, the lease agreement has three successive five-year renewal options and has the right of first refusal to acquire the Simpsonville Landlord’s interest in the property in certain situations. Beginning January 2019, the Company ceased paying the Simpsonville Landlord rent. The Landlord filed a lawsuit against the guarantors of the lease and on October 21, 2020, the trial court issued a final judgment of the damages for the plaintiff in the amount of $2,801,365. The trial court has not made findings of fact related to the Company’s liability under the Lease. Additionally, the Company has appealed the trial court judgement as they believe it has reasonable likelihood of success to reduce certain fees in the amount of $190,043 in past taxes and $248,074 in attorney’ fees. the Company has accrued an amount that it determines is reasonable with respect to this contingency. See Note 7 – Commitments and Contingencies for additional information.

The Company has entered into an agreement to transfer certain operations, including lease obligations, of the Simpsonville Facility. See Note 13 - Subsequent Events.

All leases are classified as operating leases. The Company does not have any leases within its non-core business. Therefore, no right-of-use assets or lease liabilities were recorded within non-current assets held for sale or lease liability on the unaudited condensed consolidated balance sheet following the adoption of ASC 842. Weighted-average remaining lease terms and discount rate as of June 30, 2021, are 13.8 years and 8.25%, respectively.

Lease Costs

For the Six months and three months ended June 30, 2021, the lease costs recorded in the unaudited condensed consolidated statement of operations are as follows:

Summary of Lease Cost

	For the six months ended June 30,
	2021	2020
Lease costs:
Operating lease costs	$2,487,040	$2,528,941
Short-term lease costs	25,922	52,492
Total lease costs	$2,512,962	$2,581,433

	For the three months ended June 30,
	2021	2020
Lease costs:
Operating lease costs	$1,357,498	$1,227,642
Short-term lease costs	7,435	22,216
Total lease costs	$1,364,933	$1,249,858

18

Clearday Operations, Inc.

Formerly Known as Allied Integral United, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

(unaudited)

Operating Lease Payments

The following table summarizes the maturity of the Company’s operating lease liabilities as of June 30, 2021:

Year Ending June 2021	Operating Leases
2021 (Remaining of 2021)	$1,968,703
2022	4,026,961
2023	4,121,550
2024	4,218,384
2025	4,310,799
2026	4,439,167
2027	4,537,167
Thereafter	39,169,019
Total minimum lease payments	$66,791,750
Less: amounts representing interest	28,766,778
Present value of future minimum lease payments	38,024,972
Less current portion	870,182
Non-current lease liabilities	$37,154,790

5.	Discontinued Operations

The Company held two hotel properties during 2021, each of which were classified as non-core assets and had experienced an extended closure since March 2020 due to the COVID-19 pandemic, resulting in significant reductions in cash flows and ability to repay the separate mortgage loans on these properties.

SeaWorld Hotel.

During the three months ended June 30, 2021, the Company entered into an agreement with Pender Capital Asset Based Lending Fund I, L.P. regarding the SeaWorld hotel property and transferred the property to this lender. This lender agreed to limit the aggregate obligations under the secured obligations to the amount of the deficiency realized by the lender on the subsequent sale of the SeaWorld hotel property, subject to an aggregate specified limit assuming that the Company complied with the terms of the agreement. In May, 2021, the lender sold the SeaWorld hotel property which created an aggregate deficiency of $216,000 plus the required payment of taxes in the amount of $82,500 which the Company has accrued as of September 30, 2021. Furthermore, the Company is liable to pay the property taxes for 2021, which amount would be due by January 31, 2022 and is approximately $20,000.

19

Clearday Operations, Inc.

Formerly Known as Allied Integral United, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

(unaudited)

Buda Hotel

During 2020, The Company has classified the group of assets of Buda hotels as non-core assets and had experienced an extended closure since March 2020 due to the COVID-19 pandemic and this resulted in significant reductions in cash flows and their ability to repay the mortgage loan on the property. Accordingly, the carrying value of asset group has been reduced to its fair market value as per ASC 360 and ASC 820, which resulted in an impairment provision amounting to $811,061.

As of May 24, 2021, the Company has entered into an agreement for the sale of the Buda hotel property amounting to $4,350,000. The sale closed on October 1, 2021 as described in Note 13 – Subsequent Events. Considering the sale offer and guidance available as per ASC 360, the Company considered the offer price less cost of transfer as fair market value of the Buda hotel property and reversed the impairment provision of $811,061 on June 30, 2021. The impairment amount was included in the other income portion of the Unaudited condensed statement of operations—discontinued operations and was also included in the income from discontinued operations line item in the unaudited condensed consolidated statement of operations.

The sale of the Buda hotel property completes the sale of all of the Company’s hotel properties and relieves approximately $4,500,000 of financing liabilities and approximately $4,100,000 of long-term assets, net of accumulated depreciation, from the Company’s unaudited condensed consolidated balance sheet resulting in a gain of $177,851.

Considering the sale offer and guidance available as per ASC 360, management has considered the offer price less cost of transfer as fair market value of group assets of Buda Hotel and reversed the impairment provision of $811,061 on June 30, 2021. The impairment amount was included in the other income portion of the Unaudited condensed statement of operations—discontinued operations and was also included in the income from discontinued operations line item in the unaudited condensed consolidated statement of operations.

During the six months ended June 30, 2020, the Company sold three non-core assets: A hotel property, commercial real estate property and the remaining portion of a previously sold commercial real estate property. The commercial real estate property and the hotel property, which were owned separately by two of the Company’s subsidiaries in San Antonio, Texas, were sold, with proceeds of $13,300,000 and $2,500,000, respectively. Additionally, the remaining portion of a commercial real estate property located in San Antonio, Texas, was also sold, with proceeds of $700,000. See Note 6 - Indebtedness for more information regarding these and other transactions.

Summary of Non-core Assets

Schedule of Discontinued Operations for Consolidated Balance Sheets and Income Statements

	Commercial Property #1	Hotel Property	Parcel - Commercial Property #2	Total 2020
Contract sales price	$13,300,000	$2,500,000	$700,000	$16,500,000
Fees	(1,461,312)	(134,043)	-	(1,595,355)
Seller buildout obligation	(856,085)	-	-	(856,085)
Net book value of assets	6,425,983	1,981,889	622,466	9,030,338
Gain/(loss) on sale of assets	$4,556,620	$384,068	$77,534	$5,018,222

20

Clearday Operations, Inc.

Formerly Known as Allied Integral United, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

(unaudited)

The following statements are the unaudited condensed consolidated balance sheets and income statements for the Company’s discontinued operations:

	June 30, 2021	December 31, 2020

ASSETS
Current assets:
Cash and cash equivalents	$179,520	$343,044
Restricted cash	-	8,201
Accounts receivable	100	18,421
Prepaid expenses	77,205	23,641
Total current assets	256,825	393,307

Investments in non-consolidated entities	-	77,056
Note Receivables	6,323	6,323
Real estate, property and equipment, net	6,173,897	8,312,836
Total long-term assets held for sale	6,180,220	8,396,215
TOTAL ASSETS	$6,437,045	$8,789,522
LIABILITIES
Current liabilities:
Accounts payable	$699	$66,650
Accrued expenses	1,265,047	1,031,584
Accrued interest	133,170	133,170
Current portion of long-term debt	1,758,223	4,107,599
Total current liabilities	3,157,139	5,339,003

Long-term liabilities:
Note payable	530,596	784,945
Deferred loan fees, net of amortization	-	-
Long-term debt, less current portion	4,880,487	5,121,760
Total long-term liabilities held for sale	5,411,083	5,906,705
TOTAL LIABILITIES	$8,568,222	$11,245,708

21

Clearday Operations, Inc.

Formerly Known as Allied Integral United, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
REVENUES
Hotel room and other revenue	$-	$(26,986)	$-	$350,087
Commercial property rental revenue	21,493	20,662	42,360	215,821
Total revenues, net	21,493	(6,324)	42,360	565,908

Costs and expenses
Operating expenses	29,426	78,989	72,754	455,234
General and administrative expenses	60,038	122,213	328,684	922,690
Total operating expenses	89,464	201,202	401,438	1,377,924

(Loss)/income from operations	(67,971)	(207,526)	(359,078)	(812,016)

Other/(income) expenses
Interest expense	138,774	98,415	162,599	410,761
Gain on disposal of assets	-	-	-	(5,018,222)
Equity income from investees, net of applicable taxes	-	(402,976)	15,000	(402,976)
Impairment expense (recovery)	(811,061)	-	(811,061)	-
Other (income) expenses	(339,939)	(41,324)	(357,859)	201,358
Total (income)/expense	(1,012,226)	(345,885)	(991,321)	(4,809,079)

Net income	944,255	138,359	632,243	3,997,063

6.	Indebtedness

As of June 30, 2021 and December 31, 2020, the current portion of long-term debt within the Company’s unaudited condensed financial statements for our MCA and Corporate facilities is $10,137,932 and $16,23,375 respectively. As of June 30, 2021, and December 31, 2020, the debt associated with our current portion of long-term debt within the Company’s unaudited condensed consolidated financial statements for our assets held for sale as is $1,758,223 and $4,107,599, respectively. This debt is expected to be repaid primarily with the proceeds from the sale of our non-core assets. See Note 2 – Summary of Significant Accounting Policies for more information about the Company’s assets held for sale

Interest and Future Maturities.

The Company has recorded interest expense in the accompanying unaudited condensed consolidated financial statements of $273,399 and $282,680 for the six months ended June 30, 2021, and 2020, respectively, and $162,599 and $410,761 for discontinued operations for the same periods.

The Company has recorded interest expense in the accompanying unaudited condensed consolidated financial statements of $194,618 and $ 191,905 for the three months ended June 30, 2021, and 2020, respectively, and $138,774 and $98,415 for discontinued operations for the same periods.

Long-term Debt

Year ending June 30,2021	Continuing Core	Discontinued Non-Core	Total
2021 (Reminder of 2021)	5,290,441	1,758,223	7,048,664
2022	5,207,922	184,366	5,392,288
2023	-	499,185	499,185
2024	-	214,760	214,760
2025	-	231,519	231,519
Thereafter	-	3,727,900	3,727,900
Total obligations	10,498,363	6,615,953	17,114,316

22

Clearday Operations, Inc.

Formerly Known as Allied Integral United, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

(unaudited)

The following table summarizes the maturity of the Company’s long-term debt and notes payable as of June 30, 2021:

Schedule of Long Term Debt and Notes Payables:

	Maturity Date	Interest Rate	June 30, 2021	December 31, 2020
Memory Care (Core) Facilities:
Naples Mortgage	December-2041	3.99%	$-	$2,731,100
Naples Equity Loan	May – 2022	9.95%	4,550,000	-
Little Rock Cash Advance Loan	May – 2022	33.00%	678,508	-
MCA Invesque Loan (1)	January-2022	8.50%	352,214	1,610,577
New Braunfels Business Loan	March-2022	6.25%	153,088	185,359
Gearhart Loan (2)	April-2021	7.00%	238,578	238,578
The Five C’s Loan	December-2021	9.85%	325,000	325,000
SBA PPP Loan	May-2022	1.00%	3,200,975	1,364,962
Equity Secure Fund I, LLC	March – 2022	11.50%	1,000,000	-
Notional amount of debt			10,498,363	6,455,576
Less: current maturities			10,498,363	1,623,375
			$-	$4,832,201
Non-core businesses classified as liabilities held for sale:

Hotels:
Seaworld Hotel Note (3)	January-2021	Variable	$299,000	$3,395,000
Buda Hotel Note (4)	January-2037	Variable	4,013,425	4,046,771
SBA PPP Loan	May-2022	1.00%	604,800	255,300
Buda Tax Loans (5)	June-2028	8.99%	466,713	271,365
Notional amount of debt			5,383,938	7,968,436
Less: current maturities			1,045,624	3,395,000
			$4,338,314	$4,573,436

Real Estate:
Artesia Note (6)	June-2033	Variable	$232,015	$238,168
Tamir Note	March-2022	12.00%	300,000	300,000
Leander Note	April-2022	12.75%	700,000	700,000
Notional amount of debt			1,232,015	1,238,168
Less: current maturities			712,599	712,599
			$519,416	$525,569

As of June 30, 2021, the current portion of long-term debt on the accompanying unaudited condensed consolidated balance sheet includes $360,432 of unamortized debt discounts. As of December 31, 2020, the long-term debt on the accompanying unaudited condensed consolidated balance sheet includes $21,528 of unamortized debt discount.

Notes:

(1) Note is issued by MCA and is secured by all of MCA’s assets which consist primarily of its ownership of its residential facilities.

(2) Note is issued by MCA and is secured by a senior subordinated lien on all of MCA’s assets which consist primarily of its ownership of its residential facilities. This stated maturity of this note has been extended to December 15, 2021. Clearday is negotiating the terms of an additional extension or forbearance with this lender. However, there can be no assurance that any such agreement will be on terms that are acceptable to Clearday, or at all.

(3) Obligations have been compromised under the terms of a settlement agreement as of March 10, 2021 to approximately $318,500, as described above.

(4) This note is a senior secured Interest rate equal to greater of 10.5% or 30-day LIBOR plus 8.175%. This note was repaid in full in connection with sale of the mortgaged property as described in Note 12 Subsequent Events.

(5) Interest rate is 8.99%, per annum and is secured by the Buda Hotel property. This note was repaid in full in connection with sale of the mortgaged property as described in Note 13 Subsequent Events.

(6) This obligation is secured by a first mortgage on the real property and is personally guaranteed by certain individuals.

23

Clearday Operations, Inc.

Formerly Known as Allied Integral United, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

(unaudited)

	Maturity Date	Interest Rate	March 31, 2021	December 31, 2020
Core Businesses (Continuing Operations) Notes Payable
Cibolo Creek Partners Promissory Note	December 2025	0.09%	$111,208	$-
Primrose – Miscellaneous	July 2029	7.00%	13,320	-
Round Rock Development Partners Note	December 2025	0.09%	500,000	500,000
Notional amount of debt			611,208	500,000
Guarantee Fees			283,023	139,883
			$894,231	$639,883

Non-Core Businesses (Discontinued Continuing Operations) Notes Payable
Cibolo Creek Partners Promissory Note	December 2025	0.09%	$641,804	$641,804
Notional amount of debt			641,804	641,804
Guarantee Fees			-	143,141
			$641,804	$784,945

In addition, the Company has an obligation for the payment of the acquisition of the Primrose adult daycare center of $200,000, of which 50% is subject to payment on November 30, 2021 and 50% is subject to payment on May 31, 2022.

Memory Care (Core) Facilities:

Naples Mortgage.

In connection with the Company’s purchase of its memory care facility in Naples, Florida in 2013, it assumed the underlying mortgage with Housing & Healthcare Finance, LLC, dated November 23, 2011. This mortgage is a financing administered by the U.S. Department of Housing and Urban Development or HUD. The original mortgage totaled $3.4 million. The mortgage was collateralized by a security interest in the Naples property and other assets within the Naples property. The mortgage reduced the prepayment penalties through December 31, 2021. The prepayment penalty is 2% during 2020 and 1% during 2021. The mortgage had an interest rate of 3.99%.

Naples Equity Loan.

On April 29, 2021, the Company executed a secured promissory note with Benworth Capital Partners, LLC in the amount of $4,550,000. The original Naples mortgage was paid off in the amount of $2,739,195 and there were closing costs of $354,357 which netted the Company proceeds in the amount of $1,456,448. This secured promissory note is a one-year loan with interest only payments at a fixed interest rate of 9.95%. This loan is guaranteed by certain officers of the Company and is secured by the Memory Care facility located at 2626 Goodlette-Frank Road, Naples, Florida 34105.

MCA Loan.

On November 6, 2017, the Company executed a promissory note for $600,000 with Mainstreet Health Financing, LP. The loan had no prepayment penalties. In January 2018, a principal payment of $300,000 was made on this loan. In November 2018, this loan agreement was amended for the then-current principal balance of $300,000. Effective July 31, 2019, the Company signed an amended and restated promissory note with the landlord parties, as defined for the principal sum of $3.3 million (the “A&R MCA Note”), including the previously outstanding principal balance of $300,000. Proceeds from the loan were used to pay outstanding obligations to certain landlords of three leased memory care facilities related to a settlement agreement between the parties. See Note 7 – Commitments and Contingencies.

In accordance with the A&R MCA Note, three principal payments totaling $1.5 million were made during 2019. Beginning January 2020, the Company is required to make monthly principal and interest payments of $47,812. The loan has a fixed interest rate of 8.5%. The note is guaranteed by certain officers and directors of the Company and is collateralized by a pledge of proceeds from the sale of the Naples facility and another specified property interest (in Westover Town Center) that was sold in 2021.

In April 2021, there were three properties in which the Company had an interest and whose proceeds from any sale were pledged to the lender in collateral to the guarantees. One of those interests, Westover Town Center, was sold and the proceeds in the amount of $1,128,126 was used to pay down $1,000,000 against the Invesque loan balance in September 2021.

New Braunfels Business Loan.

On December 23, 2015, the Company executed a business loan agreement with ServisFirst Bank for $600,000. In October 2019, the loan was extended and now matures in March 2022. The loan has a fixed interest rate of 6.25%. The note is guaranteed by certain officers and directors of the Company and is collateralized by furniture, fixtures and equipment at MCA New Braunfels.

Gearhart Loan.

On April 1, 2012, the Company executed a promissory note with Betty Gearhart for $200,000 (the “Gearhart Note”). Interest accrues at a fixed rate of 7.0% and is payable quarterly in January, April, July and October. In April 2015, the Company executed the First Amended and Restated Promissory Note in the principal amount of $238,578, which extended the maturity date until April 2017. The note is collateralized by the debtor granting a security interest to Betty Gearhart including all assets of MCA, LLC as well as any proceeds (including insurance proceeds) of any and all of the foregoing collateral. The maturity date of the loan was further extended in April 2017, April 2018 and April 2020. The Second Amendment to the Amended and Restated Promissory Note (the “Second Amendment”) was executed on March 5, 2020 in the principal amount of $218,578 and has a maturity date of April 1, 2021. The scheduled maturity date of this note has been further extended to December 15, 2021. Clearday is negotiating the terms of an additional extension or forbearance with this lender. However, there can be no assurance that any such agreement will be on terms that are acceptable to Clearday, or at all.

PPP Loans.

In May 2020, the Company was granted four separate loans under the Paycheck Protection Program (the “PPP Loans”) administered by the United States Small Business Administration (“SBA”) established under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act, which has enabled the Company to retain the Company’s employees during the period of disruption created by the Coronavirus pandemic. The PPP Loans, which are evidenced by Notes issued by the Company (the “Note”), mature in May 2022 and bear interest at a fixed rate of 1.0% per annum, accruing from May 2020 (“Loan Date”) and payable monthly. The Note is unsecured and guaranteed by the SBA. The Note may be prepaid by the Company at any time prior to maturity with no prepayment penalties. The Note provides for customary defaults, including failure to make payment when due or to fulfill the Company’s obligations under the notes or related documents, reorganizations, mergers, Consolidations or other changes to the Company’s business structure, and certain defaults on other indebtedness, bankruptcy events, adverse changes in financial condition or civil or criminal actions. The PPP Loans may be accelerated upon the occurrence of a default. In the first six months of June 2021, the Company has received an additional $1,836,014 related to their Memory Care facilities.

Under the terms of the PPP, the PPP Loans may be forgiven to the extent that funds from the PPP Loans are used for payroll costs and costs to continue group health care benefits, as well as for interest on mortgage obligations incurred before February 15, 2020, rent under lease agreements in effect before February 15, 2020, utilities for which service began before February 15, 2020, and interest on debt obligations incurred before February 15, 2020 (collectively, “qualifying expenses”), subject to conditions and limitations provided in the CARES Act. At least 75% of such forgiven amounts must be used for eligible payroll costs. The Company intends to maximize the use of PPP Loan proceeds for qualifying expenses and intends to apply for forgiveness of the PPP Loans in accordance with the terms of the CARES Act. Whether forgiveness will be granted and in what amount is subject to an application to, and approval by, the SBA and may also be subject to further requirements in any regulations and guidelines the SBA may adopt. For the six months ended June 30, 2021, the Company received $3,200,976 in PPP loans.

24

Clearday Operations, Inc.

Formerly Known as Allied Integral United, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

(unaudited)

Five C’s, LLC Loan

As of April 1, 2019, the Five C’s LLC entered into an agreement issuing capital stock that reduced obligations under an existing promissory note to $325,000 that was payable one year after the initial loan was funded, with a right of AIU to extend the maturity date for an additional six-month period. As of December 31, 2020, this note was in default. Subsequently, in February 2021, an extension agreement was entered which set an interest rate of 9.85% per annum and rescheduled the maturity date to December 31, 2021. This note can be extended by the parties for successive six-month periods unless the noteholder provides a notice to the borrower that the term shall not be extended on or prior to the date that is 30 days prior than the expiration of the note.

Equity Secure Fund I, LLC.

On March 26, 2021, the Company executed a promissory note for $1,000,000 with Equity Secured Fund I, LLC. The loan matures on April 26, 2022 and was subject to one (1) twelve (12)-month extension option. The interest rate of the loan is 11.50% and is guaranteed by certain officers and is collateralized the building located at 8800 Village Drive in San Antonio, Texas. Total proceeds received by the Company was $803,963 after adjusting the interest for the period amounting to approximately $115,000, which is classified as prepaid interest in the unaudited condensed unaudited condensed consolidated balance sheet; $44,891 and $5,575 that was paid for prepaid property tax and prepaid insurance respectively (both of which) are included in “net deferred finance cost” and $31,000 in closing costs.

Libertas Funding LLC Receivable Loan

On May 25, 2021, the Company executed a merchant cash advance loan with Libertas Funding LLC in the amount of $737,000 with a purchase price consideration of $550,000 less $11,000 in origination fees for net proceeds of $539,000. The debt discount on the loan is $176,000 and will be amortized over the life of the loan. The weekly payment amount under the agreement is $14,623 and interest rate associated with this agreement is 1.29% per week. Additionally, the Company can terminate the transaction at any time by repurchasing future receipts sold to purchaser but not delivered. This agreement has no stated maturity date. However, based on historical revenue, management has estimated that repayment will 12 months. The obligations under this agreement are guaranteed by James Walesa.

Debt Related to Assets Held for Sale

SeaWorld Hotel Note.

On July 12, 2019, the Company executed a loan agreement with Pender West Credit 1 REIT, LLC for a principal amount of $3,395,000 (“SeaWorld Hotel Note”) to refinance existing financing for the hotel. The note had an initial maturity date of August 1, 2020 and is collateralized by a security interest in the property and other assets within the property. The note required interest only monthly payments with the full principal balance becoming due upon the maturity date. The note has a variable interest rate equal to the greater of 10.5% or LIBOR plus 8.175%. The Company incurred $308,829 in financing costs related to this loan which were expensed in 2019 due to the short-term nature of the loan.

Effective March 11, 2021, the Company entered into an agreement with the lender to transfer the property to the lender. This lender agreed to limit the aggregate obligations under the secured obligations to the amount of the deficiency realized by the lender on the subsequent sale of the SeaWorld hotel property, subject to an aggregate specified limit assuming that the Company complied with the terms of the agreement. In May 2021, the mortgage lender sold the SeaWorld Property and determined the deficiency of the mortgage loan, subject to a $300,000 maximum amount that was specified in the Settlement Agreement, to be equal to $216,000 plus the required payment of taxes in the amount of $82,500 which the Company has accrued as of June 30, 2021. Additionally, the Company is required to pay their pro rata share of the property taxes for 2021, which amount would be due by January 31, 2021 and be approximately $20,000 resulting in an aggregate obligation of approximately $318,500. Subsequent to June 30, 2021, the Company has made additional payments reducing the balance ot $58,000 as of November 12, 2021.

25

Clearday Operations, Inc.

Formerly Known as Allied Integral United, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

(unaudited)

Buda Hotel Note.

In November 2011, the Company executed a commercial loan agreement with Members Choice Credit Union totaling $4.8 million (“Buda Hotel Note”) to fund the construction of the Buda Hotel, purchase equipment, establish adequate working capital, and pay closing costs. The note matures on January 25, 2037 and is collateralized by a security interest in the property and other assets within the property. The Company must pay principal and interest payments of $31,486 during the term of the note which are subject to change to amortize the principal payments of the note. The note has a variable interest rate of Prime plus 2.75% and is collateralized by a security interest in the property and other assets within the property. As of December 31, 2020, the Company was in default with Members Choice Credit Union. Subsequently, on February 23, 2021, the Company signed a conditional temporary extension agreement of the note through June 2021 whereby the Company has agreed to pay one installment of $20,000 in March 2021 and three installments of $10,000 in April, May, and June 2021 respectively under the terms of the forbearance of the exercise of any remedies. On October 1, 2021, the Company completed the disposition of the Buda Hotel for a gross sales price of approximately $4,350,000, subject to customary adjustments and the transfer of certain insurance proceeds related to water damage to the property, for net proceeds to the Company after the payment of the mortgage loan of approximately $186,150. In connection with this sale, this obligation was repaid in full.

PPP Loan.

In May 2020, the Company was granted approximately $1.6 million under four separate loans under the Paycheck Protection Program (the “PPP Loans”) administered by the United States Small Business Administration (“SBA”) established under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act, which has enabled the Company to retain the Company’s employees during the period of disruption created by the Coronavirus pandemic. The PPP Loans, which are evidenced by Notes issued by the Company (the “Note”), mature in May 2022 and bear interest at a fixed rate of 1.0% per annum, accruing from May 2020 (“Loan Date”) and payable monthly. No payments are due on the PPP Loans for six months from the date of first disbursement, but interest will continue to accrue during the deferment period. The Note is unsecured and guaranteed by the SBA. The Note may be prepaid by the Company at any time prior to maturity with no prepayment penalties. The Note provides for customary defaults, including failure to make payment when due or to fulfill the Company’s obligations under the notes or related documents, reorganizations, mergers, Consolidations or other changes to the Company’s business structure, and certain defaults on other indebtedness, bankruptcy events, adverse changes in financial condition or civil or criminal actions. The PPP Loans may be accelerated upon the occurrence of a default. For the first six months in June 2021, the Company received $349,500 in PPP loans related to their asset held for sale facilities.

Under the terms of the PPP, the PPP loans are forgivable up to the full principal amount of the loan and any accrued interest. An eligible borrow will not be responsible for any loan payment if the borrower uses all of the loan proceeds for forgivable purposes and employee and compensation levels are maintained or, if not, an applicable safe harbor exemption applies. The covered period is now defined as “the period beginning on the date the lender disburses the PPP loan and ending on any date selected by the borrower that occurs during the period (i) beginning on the date that is eight weeks after the date of disbursement and (ii) ending on the date that is 24 weeks after the date of disbursement.” With this new guidance, permissible expenses include payroll costs, qualified rent, utilities, mortgage interest and other interest payments. The Company intends to maximize the use of PPP Loan proceeds for qualifying expenses and intends to apply for forgiveness of the PPP Loans in accordance with the terms of the CARES Act. Whether forgiveness will be granted and in what amount is subject to an application to, and approval by, the SBA and may also be subject to further requirements in any regulations and guidelines the SBA may adopt. As of June 30, 2021, the Company received $604,800 in PPP loans.

Buda Tax Loans.

In February 2020, the Company executed a Promissory Note with TaxCORE Lending, LLC (“Buda 2020 Tax Loan”) for a principal amount of $274,940 to finance property taxes associated with the Buda Hotel and to fully repay the Buda Tax Loan. The note matures on March 5, 2030 and is collateralized by a tax lien secured by the Buda Hotel located in Buda, Texas. The note has a fixed interest rate of 8.99%. With adequate notice, the Company may prepay the note without penalty.

During the period June 30, 2021, the Company refinanced the original note with TaxCORE lending on March 30, 2021 for a principal amount of $466,713 at a fixed rate of 8.99% and a maturity date of May 31, 2031. The note is collateralized by a tax lien contract secured by the Buda Hotel located in Buda, Texas. The Original promissory note was executed in the year 2018 with Home Tax Solutions totaling $98,070 (“Buda Tax Loan”) to fund the tax obligation of the Buda Hotel. The note matures on June 2, 2028 and is collateralized by a tax lien secured by the Buda Hotel located in Buda, Texas. The note has a fixed interest rate of 8.99%. In February 2020, this note was fully repaid with proceeds from the Buda 2020 Tax Loan. In connection with the sale of the Buda hotel property on October 1, 2021, this loan was repaid in full.

On August 18, 2021, the Company entered into a settlement regarding the Buda Texas property taxes to approximately $141,000, which were paid by a cash payment by the Company including net proceeds from a loan of the principal amount of $120,000, payable monthly over 12 months at no interest beginning in November 2021. This loan is guaranteed by Cibolo Rodeo (a subsidiary of the Company) collateralized by the 2 acre parcel of land owned by Cibolo Rodeo and a personal guarantee by BJ Parrish, the Chief Operating Officer of the Company.

26

Clearday Operations, Inc.

Formerly Known as Allied Integral United, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

(unaudited)

Artesia Note.

On April 1, 2013, the Company executed a promissory note with FirstCapital Bank of Texas, N.A. for a principal amount of $314,500 (“Artesia Note”). the Company executed an amendment to the Artesia Note on July 23, 2018 (“Amended Artesia Note”). The Amended Artesia Note had a principal balance of $266,048 upon execution. The original maturity date of the note was March 1, 2018, which was extended to June 23, 2033 in the Amended Artesia Note. The note requires equal monthly principal and interest payments through maturity and has no prepayment penalties. The note has a variable interest rate equal to the greater of 6.0% or the Prime rate plus 1.0%. The note is collateralized by a security interest in the property and other assets within the property and is guaranteed by certain officers and directors of the Company. As of June 30, 2021, the interest rate for this loan is 6% (the greater of 6% or the Prime rate of 3.25% plus 1.0%).

Tamir Note.

On March 12, 2010, the Company executed a promissory note with Tamir Enterprises, Ltd. for a principal amount of $475,000 (“Tamir Note”). The Company has executed subsequent amendments to the Tamir Notes on March 1, 2013, March 12, 2016, and March 19, 2019 (collectively, the “Amended Artesia Note”). The Amended Artesia Note had a principal balance of $300,000 upon execution. As a result of the March 19, 2019 amendment, the maturity date of the note is March 12, 2022. The note requires monthly interest payments through maturity and has no prepayment penalties. The note has a fixed interest rate of 12.0% plus an additional 2% for accrued interest outstanding. The note is collateralized by a security interest in the property and other assets within the property and is guaranteed by certain officers and directors of the Company.

Leander Note.

On October 5, 2018, the Company executed a loan agreement with Equity Security Investments for a principal amount of $700,000 (“Leander Note”) to refinance existing financing for the hotel. The note had an original maturity date of October 5, 2019 and was collateralized by a security interest in the property and other assets within the property and is guaranteed by certain officers and directors of the Company. The Company exercised an extension option which extended the maturity of the note to October 5, 2020. The note required interest only monthly payments with the full principal balance becoming due upon the maturity date. The note has a fixed interest rate 12.75%. As of October 12, 2020, the maturity of the note has been extended to April 5, 2021.

On April 20, 2021, the Company has exercised a one-year extension option on the Leander note that extends the new maturity date to April 5, 2022. The note has a fixed interest rate of 12.75%, which requires payment of interest on monthly rest, until the Maturity Date, at which time all outstanding principal and interest shall be finally due and payable.

Notes Payable.

The Company has a notes payable to Cibolo Creek Partners, LLC, its affiliate Round Rock Development Partners, LP. These notes have a maturity date of December 31, 2025, and there is no interest accruing on any of these notes. Each of these lenders was a related party when the obligations were incurred. For more information, see Note 9 - Related Party Transactions.

27

Clearday Operations, Inc.

Formerly Known as Allied Integral United, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

(unaudited)

7.	Commitments and Contingencies

Contingencies

The tenant, MCA Simpsonville Operating Company LLC, referred to as Tenant, of the MCA community that is located in Simpsonville, South Carolina, referred to as the Simpsonville facility, and other affiliates of the Company have a dispute with the landlord of the Simpsonville Facility, MC-Simpsonville, SC-UT, LLC, referred to as the Landlord, and its affiliates (Embree Group of Companies: Embree Construction Group, Inc., Embree Asset Group, Inc., and Embree Capital Markets Group, Inc., referred to collectively as Embree) under the terms of the lease regarding alleged material construction and related defects of the Simpsonville Facility and other memory care facilities that have been built by Embree and are leased by subsidiaries of MCA, including the significant costs and additional investment that was required by MCA to remedy such defects. The Tenant has stopped paying rent and related charges under the lease for the Simpsonville Facility from and after January 1, 2019. The Landlord has made demands for past rent but has not instituted legal action against the Tenant. Instead, the Landlord filed a lawsuit against the guarantors of the lease, including Trident Healthcare Properties I, L.P., referred to as Trident, which is a wholly owned subsidiary of the Company and an unconditional guaranty of such lease; and the personal guarantors of the Tenant’s obligations under the Lease, including the Company’s Chairman and Chief Executive Officer. The Company has an obligation to indemnify and hold such individuals (other than the Company’s Chairman) harmless under such personal guarantees, and Trident is a consolidated subsidiary in the Company’s financial statements. The Company’s Chairman has indemnified the Company for all obligations of the Company with respect to obligations to the Landlord in connection with this litigation, including the Company’s obligations to such indemnified individuals and the Company’s subsidiaries. This litigation is captioned and numbered MC-Simpsonville, SC-UT, LLC v. Steve Person, et. al., Cause No. 19-0651-C368 and is pending in the 368th Judicial District Court of Williamson County, Texas. On October 21, 2020, the trial court has issued a judgment on damages in the amount of $2,801,365. The trial court has not made findings of fact related to the Tenant’s liability under the Lease. Additionally, the Guarantors has appealed the trial court judgement as they believed it has reasonable likelihood of success to reduce the judgment in the amount of $248,074 in attorney’ fees. The appellate court recently entered a ruling reversing and remanding the attorneys’ fees portion of the judgment to the trial court for renewed proceedings on that issue. After the entry of the appellate court’s ruling, the Guarantors filed a motion for rehearing on the narrow issue of pre-judgment interest calculation, on which the Guarantors believe that they have a reasonable likelihood of success. The Company has accrued an amount that it determines is reasonable with respect to this contingency. The Landlord filed a second action against Trident and the other guarantors on April 9, 2021, for claims similar to the action described above including relief for payment of rent past due and reimbursement of taxes from October 2020 to the time of the trial in this action. Trident and the other guarantors intend to respond to this action. The Company is not able to determine if it will prevail in such litigation. The Company has entered into an agreement to transfer certain operations, including lease obligations, of the Simpsonville Facility. See Note 13 - Subsequent Events.

Certain subsidiaries of the Company that operate hotel assets have not paid employment related taxes such as required withholdings for Texas State unemployment taxes and federal income tax and employee and employer contributions for FICA (Social Security and Medicare) taxes, and federal unemployment tax for the period from December 31, 2018 to December 31, 2019. These subsidiaries have since made the appropriate filings with the Internal Revenue Service and the Company has accrued the full estimated amount of the underpaid taxes as well as the estimated penalties and interest. As of September 30, 2020, the amount of the estimated taxes, penalties, and interest, assuming that there is no waiver or mitigation of the penalties, is $596,326. The Company has accrued this amount in its unaudited condensed consolidated financial statements as of September 30, 2020.

A subsidiary of the Company has been sued by Naples Property Ventures, LLC, alleging breach under a contract for sale of the Naples property and facility. In its complaint, Naples Property Ventures, LLC is seeking specific performance under the contract. The complaint was served on November 10, 2021. The Company denies these claims, is preparing a response to the complaint and believes that it has meritorious defenses or responses to these claims.

In addition, from time to time, the Company becomes involved in litigation matters in the ordinary course of its business. Such litigations include an action that alleges negligence and other claims regarding the death of a resident in a memory care facility. One case is Michael Inderrieden, Individually and as Personal Representative of the Estate of Thomas Inderrieden v. MCA Simpsonville Operating Company, LLC dba Memory Care of Simpsonville; Allied Integral United, Inc. dba Clearday; Memory Care America, LLC.; MCA Management Company, Inc.; and MC-Simpsonville, SC-1-UT, LLC, which action was brought in South Carolina state court on July 7, 2021 in which the plaintiff alleges various acts and breaches by the defendants that resulted in the death of a resident. Such action has been referred to the Company’s insurance carrier and is in the discovery phase of litigation. Although the Company is unable to predict with certainty the eventual outcome of any litigation, the Company does not believe any of its currently pending litigation is likely to have a material adverse effect on its business.

In connection with the merger, AIU will become a subsidiary of the Company that is subject to its contingencies and commitments of STI, including an action commenced by Prologis Texas III LLC asserting that STI has breached its lease agreement.

28

Clearday Operations, Inc.

Formerly Known as Allied Integral United, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

(unaudited)

Indemnification Agreements.

Certain lease and other obligations of the Company are guaranteed in whole or in part by James Walesa and/or BJ Parrish and others. The Company has agreed to indemnify and hold each such individual harmless for all liabilities and payments on account of any such guaranty. The lease obligations of the Company for its lease obligations for four of its five MCA facilities, including the lease of the MCA community that is located in Simpsonville, South Carolina, referred to as the Simpsonville facility. This is the facility that is the subject of a litigation and judgement against certain of our subsidiaries. We have been fully indemnified by James Walesa for all obligations that the Company may incur with respect to an adverse judgement against the Company, including any post-judgement interest. Such indemnification by James Walesa is under an agreement dated as of July 30, 2020. Under such agreement, James Walesa receives a fee equal to 2% of the total amount payable by AIU or any of its subsidiaries which is payable in units of shares of the Clearday Care Preferred and Clearday Warrants at $10.00 per unit, which is the same as the cash payment for such units by third parties in the offering of such units by Clearday Care. In the event that Mr. Walesa is required to make any payments under this indemnification, then Company will issue shares of Clearday Care Preferred and Clearday Warrants, at $10.00 per unit, for the amount of such payment.

Subsequently, an amendment to the indemnification agreement above was signed on January 19, 2021 in which additional securities were pledged on behalf of James Walesa for all obligations that Company may incur with respect to an adverse judgement and/or any post-judgement interest. In the event that Mr. Walesa is required to make any payments under this amended indemnification agreement, then Company will issue shares of AIU Care, AIU Warrants and AIU Common Stock at $10.00 per unit as well as Series A Preferred at $20.00 per unit, for the amount of such payment.

Superconductor Merger Commitment.

During the six months ended June 30, 2021, the Company agreed to pay Superconductor $120,000 per month beginning with February until June 30, 2021 (the “Operating Payments”) or an aggregate amount equal to $600,000. These payments will be deferred as may be agreed by Superconductor and the Company to the extent that Superconductor receives loans under the Payment Protection Program or other benefits under the Cares Act. Such payments will be deemed distribution to Superconductor by Naples JV, LLC on account of its preferred interests. The payments were made in connection with the merger. See Note 13 - Subsequent Events. In connection with the merger, certain liabilities to certain former officers of Superconductor will be incurred under the terms of Officer Agreements, which may be paid in Common Stock of STI after the merger.

8.	Earnings Per Share

Basic net income (loss) per common share is calculated by dividing the net income (loss) attributable to common stockholders by the weighted-average number of common shares outstanding during the period, without consideration for potentially dilutive securities. Diluted net income (loss) per share is computed by dividing the net income (loss) attributable to common stockholders by the weighted average number of common shares and potentially dilutive securities outstanding for the period. For the Company’s diluted earnings per share calculation, the Company uses the “if-converted” method for preferred stock and convertible debt and the “treasury stock” method for Warrants and Options.

The following tables set forth the potentially dilutive shares that were anti-dilutive in their respective periods as the Company had net losses in 2021 and 2020, respectively.

Dilution shares calculation	For the Six Months ended June 30,
	2021	2020
Series A 6.75% Preferred Stock Convertible	9,420,569	8,872,080
Series I 10.25% Preferred Stock Convertible	536,706	160,159
Limited Partnership Units	752,916	552,739
Warrants	1,169,896	684,433
Total participating securities (1)	11,880,087	10,269,411

Dilution shares calculation	For the Three Months ended June 30,
	2021	2020
Series A 6.75% Preferred Stock Convertible	9,490,094	8,940,748
Series I 10.25% Preferred Stock Convertible	574,933	178,178
Limited Partnership Units	791,450	569,626
Warrants	1, 231,896	710,683
Total participating securities (1)	12,088,373	10,399,235

(1)	There are an additional 1,200,000 shares of AIU common stock reserved for issuance to the extent that holders of the Series I 10.25% Preferred Stock Convertible do not sell or transfer such shares, other than for certain permitted transfers, for a period of 6 months after the closing of the merger. See Note 13 - Subsequent Events.

29

Clearday Operations, Inc.

Formerly Known as Allied Integral United, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

(unaudited)

9. Related Party Transactions

Background.

The Related Party Disclosures Topic provides disclosure requirements for related party transactions and certain common control relationships. Accounting and reporting issues concerning certain related party transactions and relationships are addressed in other Topics.

Information about transactions with related parties is useful in comparing an entity’s results of operations and financial position with those of prior periods and with those of other entities. It helps users of financial statements to detect and explain possible differences.

Debt.

There are some loans in which executive management has loaned money to the Company. In addition, there are loans made by the Company itself in which certain executives personally guarantee the debt.

Cibolo Creek Partners, LLC (“Cibolo Creek”) and its affiliate Round Rock Development Partners, LP (“RRDP”) have from time to time made loans to us under revolving credit notes that bear interest at the then applicable federal rate and are payable on demand or other date that was specified by such lender. In December 2018, AIU acquired businesses affiliated with Cibolo Creek. As of June 30, 2021, Cibolo Creek and Round Rock were owed $641,804 and $500,000 respectively by the Company.

Guarantees.

From time-to-time certain officers and directors will personally guarantee a loan. There is a guarantee fee agreement in place that details the amount of the fee as well as payment terms for certain executives in the Company. The amount of the fee is capped at 1% of the amount of the outstanding note regardless of how many guarantors there are on the loan.

Agents.

Arkadios Capital, LLC.

The Company’s president is currently a registered representative with Arkadios Capital LLC (“Arkadios”), a SEC full-service broker dealer. The Company entered into a placement agreement with Arkadios as a broker agent in 2019 and have retained their services as a non-exclusive placement agent in connection with the offering by AIU Alt Care and Clearday OZ Fund of their securities. No amounts have been earned or paid under this arrangement to date.

30

Clearday Operations, Inc.

Formerly Known as Allied Integral United, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

(unaudited)

10.	Non-Consolidated Investment.

During the three months ended June 30, 2021, the Company sold its investment in one of their non-consolidated entities, Westover Town Center for a consideration of $1.13 Million to HR Interest Inc. on April 19, 2021. Additionally, the Company recorded a gain on sale of this investment in the amount of $1,172,151.

11.	Acquisition and Goodwill.

On May 28, 2021, the Company acquired all of the equity interests of Primrose Wellness Group LLC (“Primrose”), a San Antonio, Texas licensed adult day care facility that provides affordable daily care services, including ADLs (activities of daily living), nursing services, physical rehabilitative services and other supportive services, primarily to military veterans, including those with VA benefits. The acquisition required the approval of the Texas Department of Health and Human Services. The Company plans to expand the daily activities provided by Primrose including offering its proprietary Clearday Restore services, which provides a combination of aromatherapy and massage therapy designed to help people with a wide range of lifestyle limiting conditions. The Company acquired Primrose for a cash purchase price in the amount of $300,000 that is payable in three equal installments at the closing, and at six months after the closing and one year after the closing. In connection with this acquisition, the Company modified the existing lease terms and guaranteed the lease obligations in full and agreed to employ the two founders of Primrose. The acquisition was not a material acquisition under applicable accounting principles and, accordingly, pro forma information is not required to be provided.

The Company recognized goodwill resulting from this acquisition of $223,929.

12.	Deficit

The material terms of the certificate of the incorporation became effective as of September 2018. The amended and restated certificate of incorporation authorizes the Company to issue 100,000,000 shares of common stock, par value of $0.01 per share and 30,000,000 shares of preferred stock, $0.01 par value

Common Stock

As of January 1, 2018, the Company entered into separate amended and restated equity agreements authorizing the issuance of up to 400,091 shares of common stock. An additional 10,000 common stock shares were purchased at par value $.01 for $100 for a total of 410,091 common stock shares issued and outstanding on December 31, 2019. The Company awarded restricted stock in the amount of 453,316 shares to various officers, directors and a consultant; during the six months ended June 30, 2020. For the six months ended June 30, 2021, the Company awarded restricted stock in the amount of 57,000 shares to various officers and employees. The common stock shares were vested for compensation for services in the amount of $570,000 during 2021. The Company reserved 1,200,000 shares of restricted stockcontingent upon the Company’s successful public filing for issuance to certain members in Note 1 described as 2018 acquisition targets.

Liquidation Preference

In the event of the Company’s liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of the Company’s debts and other liabilities and the satisfaction of any liquidation preferences that may be granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences

Holders of common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock, which the Company may designate and issue in the future.

Voting Rights

Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. The Company’s amended and restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting rights. Because of this absence of cumulative voting, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose. In addition, the Company’s amended and restated certificate of incorporation also provides that the Company’s directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the consolidated voting power of all the Company’s stockholders entitled to vote on the election of directors, voting together as a single class.

Subject to supermajority votes for some matters, matters shall be decided by the affirmative vote of the Company’s stockholders having a majority in voting power of the votes cast by the stockholders present or represented and voting on such matter, provided that the holders of the Company’s common stock are not allowed to vote on any amendment to the Company’s certificate of incorporation that relates solely to the terms of one or more series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders or one or more such series, to approve such amendment. The affirmative vote of the holders of at least 75% of the votes that all of the Company’s stockholders would be entitled to cast in any annual election of directors and, in some cases, the affirmative vote of a majority of minority stockholders entitled to vote in any annual election of directors are required to amend or repeal the Company’s bylaws, amend or repeal certain provisions of the Company’s certificate of incorporation, approve certain transactions with certain affiliates, or approve the sale or liquidation of the Company. The vote of a majority of minority stockholders applies when an individual or entity and its affiliates or associates together own more than 50% of the voting power of the Company’s then outstanding capital stock.

31

Clearday Operations, Inc.

Formerly Known as Allied Integral United, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

(unaudited)

Preferred Stock

Series A 6.75% cumulative convertible preferred stock, $0.01 par value, had 15,000,000 authorized shares with 9,490,094 and 9,213,705 issued and outstanding as of June 30, 2021 and December 31, 2020, respectively. Each share of Series A preferred stock has a stated value equal to the Series A original issue price. The conversion rate to the number of shares of common stock is equal to 1 share for each share of Series A preferred stock.

On December 31, 2018, Allied Integral United, Inc. acquired the businesses of certain affiliates and entities; see “Equity of Subsidiary” note below. The debt and equity of these affiliates and entities was converted to equity through the issuance of Series A 6.75% preferred stock.

Dividends and Distributions

For the six months ended June 30,2021 and June 30, 2020, the Company recognized dividends for the 6.75% Series A preferred stock in the amount of $5,525,074 and $5,482,598, respectively. For the three months ended June 30,2021 and June 30, 2020, the Company recognized dividends for the 6.75% Series A preferred stock in the amount of $2,781,078 and $2,746,760, respectively.

Warrants

As of June 30, 2021, the Company issued warrants to investors in the Alt Care Preferred and units of limited partnership interests in Clearday OZ Fund that totaled 531,858 and 700,038, respectively. At the time of a public offering 1,231,896 shares will be converted at $5 per share.

Restricted Stock

On March 31, 2021, the Company issued an additional 57,000 total shares of restricted common stock to executives of the Company, an officer of the Company and certain employees of the Company. For the six months ended June 30, 2021, shares issued of restricted common stock vest over 33 months and the Company valued the 57,000 shares at $10 per share, on the date of the agreement.

As of June 30, 2021, the Company has awarded restricted stock worth $5,103,160 to various officers, directors and consultants (510,316 restricted shares) that will be amortized over the requisite service period. As of June 30, 2021, there was $2,127,435 in unamortized stock compensation

32

Clearday Operations, Inc.

Formerly Known as Allied Integral United, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

(unaudited)

Equity of Subsidiary

Non-Controlling Interest

In November 2019, a certificate of incorporation was entered into by AIU Alt Care for Series I 10.25% cumulative convertible preferred stock, par value $0.01 per share that authorizes the issuance of 1,500,000 shares of preferred stock and 1,500,000 of common stock and designated 700,000 as Series I Preferred Stock. Each share of Series I Preferred Stock has a stated value equal to the Series I Preferred Stock original issue price. For the three months ended June 30, 2020 and 2021, $325,000 and $640,000 was invested in AIU Alt Care, respectively in exchange for 32,500 and 64,000 shares, respectively. For the six months ended June 30, 2020 and 2021, $930,000 and $897,000 was invest in AIU Alt Care, respectively in exchange for 93,000 and 89,700 shares, respectively.

In October 2019, AIU Alt Care formed AIU Impact Management, LLC and they formed Clearday OZ Fund which is managed by AIU Impact Management, LLC, as the general partner. For the three months ended June 30, 2020 and 2021, Clearday OZ Fund issued 20,000 and 60,010 units of limited partnership interests, respectively in the amount of $200,000 and $600,104, respectively. For the six months ended June 30, 2020 and 2021, Clearday OZ Fund issued 40,000 and 101,317 units of limited partnership interests, respectively in the amount of $400,000 and $1,013,166, respectively. These limited partnership units convert into one share of common stock

On March 31, 2020, AIU Alt Care entered into an independent consulting agreement, or the Consulting Agreement, pursuant to which the Company issued 5,000 shares of AIU Alt Care Preferred Stock to the Consultant as partial consideration for financial services rendered. In connection with this transaction, the Company valued the 5,000 shares of AIU Alt Care Preferred Stock at $10 per share for $50,000, on the date of the agreement. The vesting date is September 9, 2022.

A certain officer was repaid $175,000 in the first quarter of 2020 towards a $500,000 payable that was owed; the remaining balance of $325,000 was converted as of September 30, 2020 to 32,500 shares of Alt Care Preferred Stock and 32,500 warrants to purchase shares of the Company’s common stock. In November 2020, the same officer was issued 6,000 Preferred shares in exchange for a $60,000 guaranty fee. See Note 7 - Commitments and Contingencies – Indemnification Agreements

Non-Controlling Interest Loss Allocation

the Company applied ASC 810-10 guidance to correctly allocate the percentage of loss attributable to the NCI of each company. For the six months ended June 30, 2021, the loss for AIU Alt Care is $325,477 and Clearday Oz Fund is $103,832. For the six Months ended June 30, 2020, the losses for both AIU Alt Care and Clearday OZ were $273,697 and $868,995, respectively. Based on 99% ownership interest, AIU Alt Care and Clearday OZ fund incurred a loss attributable to the NCI in the amount of $322,222 and $102,793, respectively in 2021 and incurred losses of $270,960 and $860,305, respectively, for 2020

Cumulative Convertible Preferred Stock and Limited Partnership Interests in Subsidiaries (NCI)

For the six months ended June 30, 2021, AIU Alt Care closed subscriptions and issued and sold 89,700 shares of Series I Cumulative Convertible Preferred Stock (the “Alt Care Preferred Stock”), par value $0.01 per share, and 101,317 units of limited partnership interests in Clearday OZ Fund.

The terms and conditions of the Alt Care Preferred Stock and the limited partnership interests in the Clearday OZ Fund allow the investors in such interests to exchange such securities into the Company’s common stock at the then Company common stock price. For the six months ended June 30, 2021, AIU Alt Care and Clearday OZ fund has issued 89,700 and 101,317 warrants, respectively.

Each warrant has a term of ten years and provides for the purchase of the 1 share of the Company’s common stock at a cash exercise price equal to 50% of the price per share of the Company’s common stock when the Company becomes a public company by filing a registration statement, reverse merger or other transaction. The number of shares of the Company’s common stock and the warrant exercise price will be subject to adjustment for stock dividends, stock splits, combinations or other similar recapitalizations after the initial exercise price has been determined.

33

Clearday Operations, Inc.

Formerly Known as Allied Integral United, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

(unaudited)

Dividends on the Alt Care Preferred Stock and preferred distributions on the units of limited partnership interests in Clearday OZ Fund are at each calendar quarterly month end at the applicable dividend rate (10.25%) on the original issue price of the Alt Care Preferred Stock or the units limited partnership interests. Dividends will either (a) be payable in cash, if and to the extent declared by the board of directors or the general partner, or (b) by issuing Dividend Shares equal to the aggregate accrued dividend divided by the Series I Original Issue Price. Dividends, if noticed to the Holder, will be payable after the Dividend Payment Date.

Each of the Company, Alternative Care and Clearday OZ Fund shall redeem the Alt Care Preferred Stock or the units of limited partnership interests on the 10 Year Redemption Date that is ten years after the final closing of the offering. The cash at a redemption price is equal to the unreturned investment in the Alt Care Preferred Stock or units of limited partnership interests. Upon consummation of certain equity offerings prior to May 1, 2022, AIU Alt Care may, at its option, redeem all or a part of the Alt Care Preferred Stock for the liquidation preference plus a make-whole premium. In addition, upon the occurrence of, among other things (i) any change of control, (ii) a liquidation, dissolution, or winding up, (iii) certain insolvency events, or (iv) certain asset sales, each holder may require the Company to redeem for cash all of such holder’s then outstanding shares of Alt Care Preferred Stock.

The Certificate of Designation also sets forth certain limitations on the Company’s ability to declare or make certain dividends and distributions and engage in certain reorganizations. The limited partnership agreement has similar provisions.

Subject to certain exceptions, the holders of Alt Care Preferred Stock and the units of limited partnership interests have no voting power and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of capital stock or partnership interests, and are not be entitled to call a meeting of such holders for any purpose, nor are they entitled to participate in any meeting of the holders of the Company’s common stock or participate in the management of Clearday OZ Fund by its general partner.

34

Clearday Operations, Inc.

Formerly Known as Allied Integral United, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

(unaudited)

11.	Income Taxes

The Company did not recognize a benefit or provision for income taxes for the six months ended June 30, 2021 and June 30, 2020.

The Company evaluates its deferred tax assets on a quarterly basis to determine if a valuation allowance is required based on whether it is more likely than not that some portion of the deferred tax asset would not be realized. The Company has assessed its position and decided that a 100% valuation allowance as of June 30, 2021 and June 30, 2020 is necessary at this time.

For the three months ended June 30,
	2021	2020
Current tax provision (benefit):
Federal	$-	$-
State	-	-
Total current tax benefit	-	-
Deferred Tax provision:
Federal	-	-
State	-	-
Total deferred tax provision	-	-
Total tax provision	$-	$-

	For the Three Months ended June 30,
	2021	2020
Taxes at statutory U.S. federal income tax rate	21.0%	21.0%
State and local income taxes, net of federal tax benefit	6.7%	6.7%
Other differences, net	0.0%	0.0%
Valuation allowance	-27.7%	-27.7%
Effective tax rate	0.0%	0.0%

13.	Subsequent Events

We evaluated subsequent events and transactions occurring after June 30, 2021 through the date these unaudited condensed consolidated financial statements were available to be issued.

Cash Received from Investors and Related Parties

Additional investments in Non-Controlling interests.

Subsequent to June 30, 2021, Clearday Oz Fund closed subscriptions and issued and sold 143,145 units of limited partnership interest in the amount of $1,431,455 from investors. In addition, in connection with the transaction the Company issued units of limited partnership interests in Clearday OZ Fund that totaled 143,145.

Completion of the Merger with Superconductor.

On September 9, 2021, Superconductor Technologies Inc. (“Superconductor”), now named Clearday, Inc. (“Clearday”), completed its previously announced acquisition and merger with Allied Integral United, Inc. (“AIU”), in accordance with the terms and conditions of the Agreement and Plan of Merger and Reorganization, dated as of May 14, 2021 and amended and restated as of June 11, 2021, and as further amended as of July 12, 2021 (the “Merger Agreement”), by and among Superconductor, AIU Special Merger Company, Inc., a Delaware corporation and wholly-owned subsidiary of Superconductor (“Merger Sub”), and AIU. On September 9, 2021, Merger Sub has merged with and into AIU with AIU being the surviving entity in such merger and continuing as a wholly-owned subsidiary of Clearday. The merger was effective on September 9, 2021.

Also on September 9, 2021, in connection with, and prior to completion of, the Merger, Superconductor effected a 3.773585 -for-1 share reverse stock split (the “Reverse Stock Split”) of its common stock par value $0.001 per share (the “Common Stock”) and changed its name to “Clearday, Inc.”

After giving effect to the Reverse Stock Split and prior to the effective time of the Merger which is described below, Superconductor declared and will pay or deliver additional shares of its common stock (“True Up Shares”) to the holders of its shares of common stock of record as of 5:00 pm Eastern Time on September 9, 2021. An aggregate amount of approximately 546,820 shares of such common stock will be distributed (representing a dividend rate of approximately 0.749868). The payment date for this distribution shall be on or about September 20, 2021, and the “Ex-Dividend” was September 21, 2021.

The share amounts reflect the Reverse Stock Split and the issuance of the True Up Shares do not reflect the additional shares (round up) that will be issued in lieu of fractional shares.

As provided in the Merger Agreement, the Reverse Stock Split ratio was computed so that the price per share of Superconductor’s Common Stock prior to the opening of trading of such shares on the OTCQB on September 9, 2021 would be equal to $10.00 per share, based upon the closing price of the shares on September 8, 2021.

Following the completion of the Merger, the businesses being conducted by Clearday became the continuation of (1) primarily, AIU’s business, including the continued development of its virtual, in-home care service – Clearday at Home™, and its membership-based daily care offering – Clearday Clubs™.

Clearday will also continue to use and develop its proprietary Sapphire Cryocooler technologies, which enable the enhancement of air quality in internal atmospheres.

Under the terms of the Merger Agreement:

●	Each share of AIU’s 6.75% Series A Cumulative Convertible Preferred Stock (“AIU Series A Preferred”) that is not converted into shares of AIU Common Stock will be exchanged for an equal number of shares of a new series of preferred stock issued by Clearday, par value $0.001 per share that will be designated Clearday, Inc. 6.75% Series F Cumulative Convertible Preferred Stock (“Series F Preferred”), which will provide substantially similar terms as the AIU Series A Preferred, except that such preferred stock will convert to that number of shares of Clearday’s Common Stock after giving effect to the Exchange Ratio (as defined below) and there will be certain modifications to the liquidation preference of such securities.

●	Clearday has assumed the obligations under the warrants issued by AIU so that such warrants now represent the right to be exercised for shares of Clearday’s Common Stock (as assumed, the “Warrants”).

●	Clearday has assumed the obligation to issue shares of Clearday’s Common Stock in respect of the 10.25% Series I Cumulative Convertible Preferred Stock (“AIU Care Preferred”) issued by AIU Alternative Care, Inc., a Delaware corporation and a subsidiary of AIU (“AIU Care”); and units of the limited partnership interests (“AIU OZ LP Interests”) issued by AIU Alternative Care OZ Fund LP, a Delaware limited partnership that is a subsidiary of AIU Care (“AIU OZ Fund”). AIU Care and AIU OZ Fund are referred to collectively as the “Certain AIU Subsidiaries”.

35

Clearday Operations, Inc.

Formerly Known as Allied Integral United, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

(unaudited)

Pursuant to the terms of the Merger Agreement, the shares of common stock of AIU are exchanged to shares of Clearday’s Common Stock at an exchange ratio that is computed in accordance with the terms of the Merger Agreement. Under the Merger Agreement, the total number of shares of common stock on a fully diluted basis (as defined under the Merger Agreement) is allocated to the Superconductor stockholders of record, as of immediately prior to 6:00 PM Eastern Time September 9, 2021 (the “Effective Time”) and the holders of the securities issued by AIU and its subsidiaries AIU Care and AIU OZ Fund. The exchange ratio was computed to be approximately 1.192 or 1 share of AIU common stock equal to approximately 1.192 shares of Clearday’s Common Stock.

As of the Effective Time, after giving effect to the issuance of shares of Superconductor’s Common Stock as of the Effective Time in the Merger and payment of the True Up Shares and, there are approximately 14,910,562 shares of Superconductor’s Common Stock issued and outstanding (subject to increase for “rounding up” a Superconductor stockholder’s shares of Company Common Stock arising from the Reverse Stock Split). Accordingly, the Superconductor stockholders will continue to own approximately 8.6% of the issued and outstanding shares of Superconductor’s Common Stock and the holders of AIU securities will own approximately 91.4% of the issued and outstanding shares of Superconductor’s Common Stock.

Based on the $10.00 price per share of Superconductor’s Common Stock as of the opening of trading on September 9, 2021, the first trading day that gives effect to the Reverse Stock Split, in addition to the outstanding options and warrants of Superconductor prior to the Effective Time, there are approximately

●	11,439,722	shares of Clearday’s Common Stock that are reserved for issuance upon exchange of the issued and outstanding shares of the Series F Preferred;

●	1,906,718	shares of Clearday’s Common Stock that are reserved for issuance upon exchange of the issued and outstanding shares of the AIU Care Preferred and the AIU OZ LP Interests;

●	3,781,485	shares of Clearday’s Common Stock that are reserved for issuance upon exercise of the Warrants;

●	2,861,515	shares of Clearday’s Common Stock (the “Incentive Shares”) that are reserved for issuance to holders of the Series F Stock that do not sell their shares of Series F Stock or convert such shares to shares of Clearday’s Common Stock, other than for certain permitted transfers such as estate planning and in accordance with a will or intestate succession; and

●	100,000	shares of Clearday’s Common Stock to former executives of Superconductor (the “Officer Shares”), subject to adjustment based on market price of the shares when issued in approximately 6 months as described in the Merger Agreement.

The issuance of the shares of Clearday’s Common Stock to the former holders of AIU securities and the holders of the Clearday Care Preferred and AIU OZ LP Interests and Warrants as well as the Incentive Shares and the Officer Shares was registered with the U.S. Securities and Exchange Commission (the “SEC”) on a Registration Statement on Form S-4 (Reg. No. 333-256138) (as amended and supplemented, the “Registration Statement”).

36

Clearday Operations, Inc.

Formerly Known as Allied Integral United, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

(unaudited)

Simpsonville Facility Management Agreement

On September 9, 2021, MCA Simpsonville Operating Company, LLC (“MCA”), a Clearday subsidiary, entered into an Operations Transfer, Interim Management and Security Agreement (the “Simpsonville Agreement”) with Brookstone Terrace of Simpsonville, LLC (“Brookstone”).

Clearday believes that the Simpsonville Agreement would facilitate a potential purchase by Brookstone or one of its affiliates of the Memory Care of Simpsonville residential care facility (the “Simpsonville Facility”) that is operated by MCA and located in Simpsonville, South Carolina, from MC-Simpsonville, SC-1-UT, LLC, the lessor of such facility (“Landlord”), a termination of the 2016 lease agreement of the Simpsonville Facility by MCA (as amended, the “Prime Lease”) and a resolution of the litigation between certain affiliates of the Company and the Landlord. However, there can be no assurance that such acquisition and termination of the Prime Lease will occur or that the Company will be able to resolve such litigation on terms and conditions that are favorable to the Company or any of its affiliates or at all.

Management. Under the Simpsonville Agreement, Brookstone provides certain management services regarding the Simpsonville Facility. This is the Company facility that is the subject to certain litigations (collectively, the “Simpsonville Litigation”) between certain affiliates of Clearday and the Landlord, which has been previously reported by the Company in its registration statement on Form S-4 (Registration No. 333-256138) as amended and supplemented, which disclosures are incorporated by reference herein. The Landlord has consented to the terms and conditions of the Simpsonville Agreement. The term of the Simpsonville Agreement expires March 31, 2022 or, if earlier, the date that Brookstone obtains all of the consents, licenses and any other governmental approvals necessary to operate the Simpsonville Facility (the “Simpsonville Licenses”). Brookstone applied for the Simpsonville Licenses and in good faith will pursue such applications to obtain the Simpsonville Licenses as promptly as practicable. The services provided by Brookstone include substantially all of the management services required to operate the Simpsonville Facility, including personnel staffing and management, purchasing, food services, housekeeping, repairs, vendor management, billing and collections. The Simpsonville Agreement provides that MCA shall continue to have the ultimate control and decision making authority over the assets and operation of the Simpsonville Facility and that MCA will exercise such authority in a manner consistent with the Simpsonville Agreement.

Fee. Brookstone will be paid a fee that is equal to all of the revenues of the Simpsonville Facility during the term of the Simpsonville Agreement, less the payment of specified expenses (“Cost of Operation”) that include: employee costs, insurance costs, marketing commissions, and all other costs and expenses incurred in the operation of the Simpsonville Facility.

Continuing Expense Payment Obligations of MCA. The Simpsonville Agreement provides that the Cost of Operation of the Simpsonville Facility will be paid from the revenues of the Simpsonville Facility. To the extent that during the first four months of the term of the Simpsonville Agreement such revenues are not sufficient to pay the Cost of Operation that are stated in a budget approved by MCA and Brookstone (the “Simpsonville Budget”) in full, then MCA shall pay such shortfall. After the initial four month term, Brookstone shall cover any such shortfalls, except for expenditures required as the result of a change in law or in order to remain in compliance with applicable law (other than for Brookstone’s intended change of the use of the Facility). The Simpsonville Agreement provides for the priority of the payment of the Cost of Operation, generally providing that employee related expenses are paid, then marketing commissions, then the other operating costs and expenses and then the fee payable to Brookstone. However, in no event is Brookstone responsible for using Brookstone’s own funds in order to pay obligations of MCA incurred prior to the end of the fourth month of the term of the Simpsonville Agreement, all of which shall be payable by MCA on demand to the extent that Facility revenues during such four months are insufficient to pay all such costs and expenses. The Simpsonville Agreement provides that Brookstone shall utilize its good faith efforts to maintain or increase the resident census during the term of the Simpsonville Agreement, which will increase revenues of the Simpsonville Facility and provide funds for the payment of the Cost of Operation.

Security Interest. MCA has granted to Brookstone a perfected security interest in the collateral specified in the Simpsonville Agreement to secure certain of MCA’s obligations under the Simpsonville Agreement including the payment of the management fee to Brookstone and MCA’s indemnification of Brookstone. Such collateral, generally, includes all of MCA’s assets including accounts, contracts, rights, contract rights, payment intangibles, letter of credit rights, documents, instruments, chattel paper, deposit accounts and general intangibles evidencing securing or in any way related to such accounts (including healthcare insurance receivables), including all rights of enforcement and collection (to the extent permitted by law) and all accessions to, substitutions for and all replacements and products thereof, all books, records and other information in any way related thereto and all collections, receipts and proceeds (cash and non-cash) derived therefrom (the “Simpsonville Collateral”).

37

Clearday Operations, Inc.

Formerly Known as Allied Integral United, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

(unaudited)

Transition of Employees and Vendors. Under the terms of the Simpsonville Agreement, effective October 1, 2021, all of the personnel employed by MCA at the Simpsonville Facility will transition to, and become, employees of Brookstone and MCA will terminate all other agreements unless otherwise requested by Brookstone, no later than 4th month of the term of the Simpsonville Agreement so that Brookstone can replace vendors to the Simpsonville Facility.

Indemnification. MCA has agreed to indemnify, reimburse, defend and hold harmless Brookstone from and against all demands, claims, actions or causes of action, assessments, loss, damages, liabilities, costs and expenses, including, without limitation, interest, penalties, consequential damages, reasonable attorneys’ fees, disbursement and expenses, and reasonable consultants’ fees, disbursements and expenses (“Indemnified Losses”), but excluding internal overhead, administrative and similar costs of Brookstone, directly or indirectly arising from (i) MCA’s negligence or willful misconduct in the exercise of its authority retained under the Simpsonville Agreement or (ii) all liabilities of MCA as of the date of the Simpsonville Agreement (including without limitation, resident care lawsuits, and/or reimbursement paybacks and/or cost settlements).

Brookstone has agreed to indemnify, reimburse, defend, and hold harmless MCA from and against all Indemnified Losses, but excluding internal overhead, administrative and similar costs of MCA, that are, directly or indirectly, in connection with any of the following occurring either during the term of the Simpsonville Agreement or during Brookstone’s operation of the Simpsonville Facility following issuance of the Simpsonville Licenses: (a) any accident, injury to or death of persons or loss of or damage to property occurring on or about the Simpsonville Facility, including any claims of malpractice, (b) any use, misuse, nonuse, condition, maintenance or repair by Brookstone, (c) any ad valorem, employee withholding or sales taxes, and (d) any failure on the part of Brookstone to perform or comply with any of the terms of the Simpsonville Agreement, except to the extent same are directly caused by MCA’s negligence or willful misconduct.

Certain Other Provisions. The Simpsonville Agreement provides for customary representations and warranties and other provisions.

Sublease and Brookstone Purchase Right. If and at such time that Brookstone obtains the Simpsonville Licenses, then MCA will sublease the Simpsonville Facility to Brookstone under the terms of the sublease (the “Simpsonville Sublease”) substantially in the form attached as an exhibit to the Simpsonville Agreement. The Simpsonville Sublease provides for the transfer of substantially all of MCA’s rights to lease the Simpsonville Facility under the terms of the Prime Lease during the term of the Simpsonville Sublease. The Simpsonville Sublease term is six months from the date that Brookstone acquires the Simpsonville Licenses. Brookstone will pay a nominal rent to MCA and pay all of the taxes (including sales taxes) and assessments and all other governmental charges, general and special, ordinary and extraordinary, applicable to the Simpsonville Sublease term, which are imposed or levied upon or assessed against the Simpsonville Facility or any part thereof, free of any charges, assessments, or taxes of any kind charged, assessed or imposed on or against the Simpsonville Facility. Additionally, as subtenant, Brookstone will operate the Simpsonville Facility and be responsible for all operating expense other than to the extent of the rent and related obligations under the Prime Lease that are not paid by Brookstone under the Simpsonville Sublease (for example, MCA will continue to be responsible for the cash base rent under the Prime Lease). The Simpsonville Sublease provides other customary provisions including provisions regarding compliance with laws by Brookstone, subordination of the terms of the Simpsonville Sublease to the terms of the Prime Lease, exculpation and indemnification including with respect to environmental claims, that Brookstone will not create, assume or suffer liens and encumbrances on the Simpsonville Facility, maintenance, repairs and upkeep of the Simpsonville Facility, inspection rights of MCA, no alterations of the Simpsonville Facility, maintenance by Brookstone at its expense of full replacement value property insurance and other specified insurance policies, each with agreed limits and coverages, the effects of damage or casualty of the Simpsonville Facility, eminent domain and condemnation proceedings, subletting and assignment, indemnification, representations and warranties.

38

Clearday Operations, Inc.

Formerly Known as Allied Integral United, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

(unaudited)

The Simpsonville Sublease refers to an agreement for the acquisition of the Simpsonville Facility by Brookstone from the Landlord. The Company does not have a copy of such agreement and MCA is not a beneficiary of such contract. The Simpsonville Sublease provides that if Brookstone acquires the fee interest in the Simpsonville Facility, then MCA’s rights under the Prime Lease will terminate; provided, that such termination will not release MCA from the obligations under the Prime Lease prior to such termination.

In the event that Brookstone does not acquire the Simpsonville Facility from the Landlord, then at the expiration of the Simpsonville Sublease, MCA will reacquire the right to the Simpsonville Facility and may cause Brookstone to vacate all management right or assign the management rights to MCA or its designee.

Clearday believes that the Simpsonville Agreement and related sublease would facilitate a transfer of the ownership and management of the Simpsonville Facility and the termination of MCA’s obligations under the Prime Lease accruing after the date of such acquisition. However, there cannot be any assurance that any such acquisition of the Simpsonville Facility or termination of the Prime Lease will occur. Clearday believes that the Simpsonville Agreement and related sublease will also assist Clearday in negotiating with the Landlord a resolution of the Simpsonville Litigation. Clearday is continuing its discussions for a settlement of the Simpsonville Litigation with the Landlord and, in connection with such discussions, is considering all of its strategic options. There cannot be any assurance that any such settlement will occur on acceptable terms or at all.

The foregoing description of the Simpsonville Agreement and the Simpsonville Sublease is a summary only, is not intended to be complete, and is qualified in its entirety by reference to the full text of the Simpsonville Agreement and the form of the Simpsonville Sublease attached to the Simpsonville Agreement, which Simpsonville Agreement (and such exhibit) is filed as an exhibit to this Current Report on Form 8-K.

Financing Transactions.

Subsequent to June 30, 2021, certain subsidiaries of Clearday entered into the following factoring or other financing agreements. The financings were used in part to fund Clearday’s innovative care business in advance of the approximately $785,000 in refunds of employment taxes through Employee Retention Credits under the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) applicable to the second quarter of 2021. The collection of such amounts from the Internal Revenue Service has been delayed. Part of these funds were received in October, 2021 and the remaining balance of such funds is expected to be received in November, 2021.

On August 18, 2021 MCA Naples LLC, a subsidiary of Clearday, entered into a Naples Purchase Agreement (“Naples Purchase Agreement 1”) with CFG Merchant Solutions, LLC (“Naples Financier 1”) for financing of net proceeds of $275,000 by the sale of future receivables. Memory Care America, LLC, MCA Naples Operating Company, LLC, MCA Management Company, Inc, and MCA Naples Holdings, LLC joined the Naples Purchase Agreement 1. Payments of $2,399 per day will be made until the obligations are paid in full. The Naples Purchase Agreement 1 is intended to be construed and treated for all purposes as a true and complete sale and includes customary provisions granting a security interest under the Uniform Commercial Code in accounts and the proceeds. The Naples Purchase Agreement 1 also grants to the Naples Financier 1 the right, but not the obligations, of first refusal to purchase any pool of additional future receipts of any of the Clearday subsidiaries party to the Naples Purchase Agreement 1 for a period of two (2) years from the date of the Agreement. The obligations under the Naples Purchase Agreement 1 are irrevocably, absolutely, and unconditionally guaranteed by Christin Hemmens, an officer of Clearday.

39

Clearday Operations, Inc.

Formerly Known as Allied Integral United, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

(unaudited)

On September 10, 2021, MCA Naples LLC, Memory Care America, LLC, MCA Naples Operating Company, LLC, MCA Management Company, Inc, and MCA Naples Holdings, LLC, each a subsidiary of Clearday, entered into a Purchase Agreement (“Naples Purchase Agreement 2”) with LG Funding LLC (“Naples Financier 2”) for financing of net proceeds of $146,950 by the sale of future receivables. Payments of $1,360 per day will be made until the obligations are paid in full. The Naples Purchase Agreement 2 is intended to be construed and treated for all purposes as a true and complete sale and includes customary provisions granting a security interest under the Uniform Commercial Code in accounts and the proceeds. The obligations under the Naples Purchase Agreement 2 are irrevocably, absolutely, and unconditionally guaranteed by Christin Hemmens, an officer of Clearday.

MCA New Braunfels Operating Company LLC (“MCA”), a subsidiary of Clearday, entered into two separate financing agreements providing aggregate net proceeds of approximately $188,875 after payment of fees to the financing parties.

One financing agreement is the Futures Receipts Sale and Purchase Agreement dated as of September 28, 2021 (“Factoring Agreement 1”), by and between MCA and Cloudfund LLC d/b/a Samson Group (“NB Financier 1”). Under Factoring Agreement 1, MCA sold to NB Financier 1 a specified percentage of its future receipts (as defined by Factoring Agreement 1, which include the future resident revenues in the New Braunfels residential care facility owned by MCA) equal to $142,000 for $100,000, less origination and other fees of $6,000. MCA agrees to repay this purchased receivable amount in 10 equal weekly installments. Factoring Agreement 1 expressly provides that the sale of the future receipts shall be construed and treated for all purposes as a true and complete sale and includes customary provisions granting a security interest under the Uniform Commercial Code in accounts and the proceeds. Factoring Agreement 1 also provides customary provisions including representations, warranties and covenants, indemnification, arbitration and the exercise of remedies upon a breach or default.

The obligations of MCA under Factoring Agreement 1 are irrevocably, absolutely, and unconditionally guaranteed by James Walesa, the Company’s Chairman and Chief Executive Officer.

The other financing agreement is the Revenue Purchase Agreement and Security Agreement and Guaranty of Performance dated as of September 28, 2021 (“Factoring Agreement 2”), by and between MCA and Samson MCA LLC (“NB Financier 2”). Under Factoring Agreement 2, MCA sold to NB Financier 2 a specified percentage of its future receipts (as defined by Factoring Agreement 2, which include the payments to MCA as a result of its sale of goods and/or services such as its future resident revenues in the New Braunfels residential care facility owned by MCA) equal to $142,000 for $100,000, less origination and other fees of $5,125. The terms of Factoring Agreement 2 are substantially similar to the terms of Factoring Agreement 1. MCA agrees to repay the purchased receivable amount in ten equal weekly installments. Factoring Agreement 2 expressly provides that the sale of the future receipts shall be construed and treated for all purposes as a true and complete sale and includes customary provisions granting a security interest under the Uniform Commercial Code in accounts and the proceeds.

40

Clearday Operations, Inc.

Formerly Known as Allied Integral United, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

(unaudited)

The obligations of MCA under Factoring Agreement 2 are also irrevocably, absolutely, and unconditionally guaranteed by James Walesa, the Company’s Chairman and Chief Executive Officer.

Sale of the Buda Property

On October 1, 2021, Pritor Longhorn Buda Hotel, LLC, a subsidiary of the Company (“Buda”), completed the disposition of one of the Company’s non-core assets: an improved property located in Buda, Texas (the “Buda Property”) that was previously operated as a franchised hotel. As previously reported, the operations for the Company’s hotel properties that it owned during 2020, including the Buda Property, were effectively suspended in response to the COVID-19 pandemic in April, 2020. The Buda Property was one of the Company’s assets held for disposition.

The sales price attributable for the Buda Property was $4,350,000, subject to customary adjustments and prorations and further adjusted by a net increase of approximately $402,000 for insurance proceeds related to certain casualty claims related to the property. The Buda Property was subject to a mortgage note and other long term obligations in the aggregate of approximately $4,500,000 including a mortgage note in favor of bank lender that was in default and subject to forbearance and financing by a lender that was used to pay the property taxes on the Buda Property and additional financing that was incurred by Buda on August 18, 2021 by the Buda Property buyer of $120,000 which was used to pay related occupancy taxes. The net proceeds from the sale of the Buda Property, including these claims and other adjustments including customary prorations, was approximately $186,154, which includes an accommodation by the mortgage lender to reduce the mortgage obligations. The $120,000 seller note is payable in 12 equal monthly installments beginning November 1, 2021. This note is guaranteed by BJ Parrish, a Company executive officer and director, and one of the Clearday subsidiaries which granted a security interest unimproved property held by a Company subsidiary that subordinate to such property mortgage.

The sale of the Buda Property completes the sale or disposition of all of the Company’s hotel properties and relieves approximately $4,500,000 of financing liabilities and approximately $4,100,000 of long term assets, net of accumulated depreciation, from the Company’s consolidated balance sheet.

Sale of Undivided Interests in the Naples Property

The Company sold undivided interests in the land and improvements (the “Naples Property”) that are used for its Memory Care of Naples care facility that is located in Naples, Florida (the “Naples Facility”). The purchase agreement provides that an aggregate cash amount of $3,141,000 was received by Clearday for the sale of undivided interests equal to 67.36% of the aggregate interests in the Naples Property. The remaining 32.64% of the undivided interests in the Naples Property will be retained by MCA Naples, LLC. The undivided property interests will be held as a tenancy in common under the terms of a Tenant in Common Agreement (“TIC Agreement”). The closing of the purchase and sale of the undivided interests is subject to the closing conditions set forth in the purchase agreement, including the consent to purchase and sale by the existing mortgage lender or refinancing of the mortgage debt. The purchase agreement provided for a non-refundable advance of the purchase price. Accordingly, the aggregate purchase price amount has been received by the Company. This transaction was reported by the Company in a Current Report on Form 8K that was filed on November 1, 2021.

Receipt of ERTC Refunds.

The Company received an additional $650,000 in refunds in the fourth quarter from the overpayment of employer taxes under the employee retention tax credit (“ERTC”) for certain of our employees under the CARES Act with respect to payments made by us during the second and third quarters of 2021. As of November 12, 2021, we have received $2,201,316 of such refunds.

Joint Venture for the Development of Robotic Services.

On November 11, 2021, we entered into a Strategic Alliance, Development and Distribution Terms Agreement (the “JV Agreement”) with Invento Research Inc. (“Invento”) to focus on the development and deployment of robotic services that combine content and uses (or robotic applications) that empower, enhance and protect care workers providing services in the following (collectively, the “JV Core Business Market”): (1) the home and residential health and non-acute care markets, (2) residential care facilities such as assisted living, nursing home, skilled nursing and memory care facilities, (3) health care markets through hospitals, doctor offices, ambulatory surgical care centers, urgent care centers, and medical clinics, and (4) laboratories (e.g., facilities that administer blood testing services), occupational and physical therapy centers, and (5) telehealth applications.

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Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with the unaudited condensed consolidated financial statements and related notes included elsewhere in this Quarterly Analysis. Some of the information contained in this discussion and analysis including information with respect AIU, its plans, and strategy for its business and related financing, includes forward-looking statements that involve risks and uncertainties. On September 9, 2021, AIU completed a merger with Superconductor Technologies Inc. (Refer to the financial statement Note 13 – Subsequent Events). In connection with the merger, Superconductor will change its name to Clearday, Inc. and will continue the business of AIU and certain businesses of STI. The following discussion uses the term Clearday to mean the business and operations of AIU prior to the merger with Superconductor, unless otherwise indicated.

General Industry Trends

Clearday began its business on December 31, 2018 when Clearday acquired the businesses of certain private funds that were engaged in providing residential memory care services and other businesses (the “2018 Acquisition”). As a result of the 2018 Acquisition, Clearday owned and controlled the acquired businesses that included memory care residential care facilities operated by Memory Care America LLC (“MCA”) and other businesses and assets held for disposition.

The Company’s strategy is to provide innovative non-acute care and wellness solutions that disrupt the traditional senior care model primarily virtually through digital channels with its Clearday at Home service, that it developed during 2020 and launched in Q1 2021 through consumer and business to business (B2B) sales channels, and through its facilities. The Company owns and operates five residential memory care facilities that are located in four U.S. states, under the Company’s subsidiary, MCA. The MCA facilities focus on treating residents suffering from any of the 25 forms of dementia that may be treated in a residential care facility, Alzheimer’s being the most common. The Company uses its knowledge and its experience in treating dementia and other cognitive disorders to develop technology-enabled businesses, aligned to next-generation non-acute care and wellness services and products, including adult day care and home care products and services.

Clearday has two business segments:

●	Non-Acute Care and Wellness, is Clearday’s operating business including:

○	Clearday’s innovative non-acute care and wellness services and products, including a virtual service delivered through digital channels (Clearday at Home), and adult day care (Clearday Clubs);
○	Clearday’s existing MCA communities;
○	Further development and commercial sales of robotic technologies;
○	Commercialization of its advanced air quality products; and
○	All of Clearday’s general and administrative and research and development functions.

●	Non-Core Assets and Related Businesses, which includes all of the assets that are held for disposition.

All net proceeds from dispositions of the non-core assets and related businesses since the 2018 Acquisition have been used by Clearday for its working capital and to fund the development of its innovative non-acute care and wellness businesses.

All of the Company’s long-lived assets are located in the United States and, during the six months ended June 30, 2021 and 2020, respectively, all of the Company’s revenue was derived from within the United States.

During the six months ended June 30, 2021, Clearday continued to focus on developing the next generation of tech-enabled non-acute care and wellness solutions.

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Seasonality

MCA’s residential care facilities are seasonal in nature. Generally, residential care facilities suffer revenue losses in November and December as there are losses of residents which often increases during the holiday periods. The hotel operations have been suspended since March to April, 2020 due primarily to the restrictions related to the COVID-19 pandemic.

Results of Operations

The Company’s revenues come entirely from its five residential memory care facilities which operate in four states, and the activities related to developing tech enabled businesses that provide services and products to enhance the lives and health to older consumers. MCA earns revenue primarily by providing services to individual residents for a specified monthly fee, which fee includes all services such as room, meals and programs and to a lesser extent, certain community fees for a resident to move into a facility. All of MCA’s revenues are “private pay” which are charged directly to the resident and paid by such individual’s family or administrator. Residents may terminate services upon advance notice of a specified period.

Certain costs and expenses incurred by the Company are accounted for as “Other Selling General & Administrative expenses” and “Research and Development expense”, including costs and expenses that are summarized below. The Company does not expect to incur the same level or amount for the following costs and expenses on a recurring basis to support its planned operations.

These costs and expenses include:

(1) Development costs and expenses for the innovative services, including Clearday at Home, which primarily consisted of payments to a third-party consulting firm to develop the Clearday at Home and Clearday Club business models, strategies, branding and marketing, and to a lesser extent, the employment costs of the Company personnel dedicated to such development activities. For the six months ended June 30, 2021 and 2020, these amounts were $0 and $300,000, respectively. The decrease is primarily because of the amount of costs and expenses that were capitalized by the Company related to the creation of a virtual software platform used for Clearday at Home and related digital services.

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(2) Accounting and finance expenses related to the merger and becoming a public company, which primarily consisted of accounting and consulting fees incurred to improve the accounting and finance department, the audit of the Company’s financial statements. For the six months ended June 30, 2021 and 2020 these costs were approximately $709,765 and $932,930, respectively. While some of these expenses will continue, such as audit fees, the Company has reduced its reliance on third party consultants as it increases the size and skill set of its accounting and financial staff from the Company’s initial audits for the periods ended 2018 and 2019.

(3) Equity based compensation, which primarily consisted of restricted stock grants to the Company’s executives and third-party consultants. For the six months ended June 30, 2021 and 2020, these amounts were $1,275,790 and $616,646 respectively. While the Company expects to continue to use equity-based compensation in future years and has granted additional restricted stock awards in 2021, the size of the grants incurred in 2020 included certain one-time compensation amounts to the Company’s General Counsel and certain consultants are not expected to continue at such levels on a recurring basis.

(4) Lease Disputes and Offering Costs, which primarily consisted of legal and related costs in connection with the Simpsonville litigation described under Note 7 to our unaudited condensed consolidated financial statements included in this Quarterly Analysis – “Commitments and Contingencies”. For the six months ended June 30, 2021 and 2021, these amounts were $461,992 and $421,451, respectively.

In addition, the Company realized a gain of approximately $524,000 during the six months ended June 30, 2021 on its investment in shares of Superconductor Common Stock. However, the current value of the Superconductor Common Stock as of June 30, 2021 is still in a loss position of approximately $.76 million. These shares will be cancelled in connection with the merger.

MCA expenses are primarily related to the MCA facilities and providing care to the residents, including:

●	wages and benefits, including wages and wage-related expenses, such as health insurance, workers’ compensation insurance and other benefits for the Company MCA employees, including MCA management;
●	MCA facility operating expenses, including utilities, housekeeping, dietary, maintenance, regulatory requirements, insurance and administrative costs and salaries including the compensation to persons who develop, market and provide our innovative products and services;
●	lease expenses for four of the five MCA facilities;
●	other general and administrative expenses, principally comprised of general management including the Company’s headquarters, general insurance, legal, accounting and investments in technology;
●	depreciation and amortization expense on buildings and furniture and equipment;
●	interest expenses for loans and other financings related to the MCA businesses, including loans to one lessor of three of the MCA facilities and the mortgage financing of the one owned MCA facility; and
●	other expenses for the development of technology used in supporting operations and next generation of tech-enabled non-acute care and wellness solutions.

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Key Statistical Data For the three months ended June 30, 2021 and 2020:

The following tables present a summary of our operations for the three months ended June 30, 2021 and 2020 (dollars in thousands, except per unit amounts):

	Three months ended,		Increase/(Decrease)
	June 30, 2021	June 30, 2020	Amount	Percent
Revenues:
MCA Resident Facilities	$3,297	$3,281	$17	0.5%

Operating expenses:
Wages and benefits	2,330	2,399	(69)	(2.9)%
MCA facility operating expenses	1,235	915	320	34.9%
Lease expenses (1)	1,356	1,227	129	10.5%
Other general & administrative expenses	1,997	2,527	(530)	(20.9)%
Depreciation and amortization	130	158	(28)	(17.7)%
Total operating expenses	7,048	7,226	(178)	(2.5)%

Operating loss	(3,751)	(3,945)	194	(4.9)%

Other (income) expenses
Interest	195	192	3	1.6%
Gain on disposal of assets	(1,051)	-	(1,051)	100.0%
Unrealized gain/(loss) on equity investments (2)	(280)	-	(280)	100.0%
Other (income) expenses	(67)	18	(85)	(474.3)%
Total other/(income) expenses	(1,203)	210	(1,413)	(673.5)%

Net Loss from continuing operations	(2,548)	(4,155)	1,607	(63.13)%
Income from discontinued operations, net of tax (Note 5)	944	138	806	584.1%
Net loss	$(1,604)	$(4,017)	$2,413	(150.62)%

Total Number of facilities	5	5

Total resident capacity(3)	320	320

Average resident days (4)	229	208
Average resident day % (5)	76.4%	69.2%
Percent of senior living revenue from private and other sources	100%	100%

(1)	Lease expenses includes the accrual of rent and related amounts that have not been paid to the lessor of the Simpsonville facility in connection with a dispute described under Note 7 to our unaudited condensed consolidated financial statements included in this Quarterly Analysis – “Commitments and Contingencies”, based on the amounts stated in the applicable lease agreement.
(2)	The Unrealized (Gain)/Loss on Securities relates to the Superconductor Common Stock held by the Company which will be cancelled in connection with the merger.
(3)	Is the maximum regulatory approved capacity for the facilities not adjusted for limitations to resident capacity due to COVID and related restrictions.
(4)	Average resident days is computed as follows: (i) the number of paid residents during any day during the specified period, divided by (ii) the total number of calendar days in such period.
(5)

Average resident day % is equal to the percentage of the average resident days during the specified period divided by the average of the total number of beds for all for all of the facilities during such period. This number is not adjusted to reflect a reduction of the number of available beds because of regulatory requirements due to COVID and related restrictions, which continued in force as of September 30, 2021 and vary from state to state.

MCA Revenue. Revenue from the MCA facilities increased by approximately 0.5%, or approximately $0.02 million, primarily due to the increase of the average resident days, and the resident fees charges offset in part by certain marketing incentives.

Wages and Benefits. Wages and benefits decreased by 2.9%, or approximately $0.07 million. Our responses to the COVID pandemic included the full 3 month period ending June 30, 2020. The 2021 to 2020 period decrease was primarily due better deployment of human capital relative to the resident census, offset in part by increased overtime expenses.

MCA Facility Operating Expense. MCA facility operating expense increased by 34.9% or approximately $0.3 million, primarily due to an increase in general liability and property insurance premiums in the amount of $0.2 million primarily as a result of increased in premiums for such policies, generally. Additionally, there were costs associated with PPE, testing supplies as well as an increase in sanitation and janitorial supplies for the applying of microSURE disinfectant and other related costs due to the COVID-19 pandemic as well as increased compensation primarily to develop and support “Clearday Clubs” and “Clearday at Home” and related digital product and service lines and additional costs for advertising and marketing to help develop these new product and service lines.

Lease Expenses. Lease or rent expenses increased by approximately 10.5%, or approximately $0.13 million primarily due to a one-time adjustment to non-cash lease expenses relating to Clearday’s lease liabilities in 2020 that do not occur in 2021.

Other General and Administrative Expense. Other general and administrative expenses decreased by approximately 20.9% or $0.5 million, primarily due to a decrease of $0.45 million for financial and accounting consultants in connection with the 2019 and prior financial audits which were incurred in the first half of 2020, and a decrease in marketing and other expenses in the amount of $0.27 million. The costs are partially offset by the increase due to the issuance of restricted stock to certain executives in the amount of $0.07 million.

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Depreciation and Amortization. Depreciation and amortization decreased by approximately 17.7% or approximately $0.03 million primarily due to disposition activity through asset sales.

Interest Expense. Interest expense increased by 1.6%, or approximately $0.03 million primarily due to the refinancing of long-term debt and increased borrowings at higher interest rates.

Unrealized (gain)/loss on Disposal of Assets. Unrealized (gain)/loss on disposal of assets increased due to the Company selling its investment in one of their non-consolidated entities, Westover Town Center for $1.13 million under a sale agreement dated April 19, 2021 which resulted in a gain on the sale of this investment of approximately $1.1 million; and

Unrealized gain/(loss) on equity investments. Unrealized (gain)/loss on equity investments increased due to the value of the shares of STI common stock that were issued in exchange for a 100% preferred equity interest in an AIU subsidiary, all of which shares will be cancelled in connection with the merger.

Key Statistical Data For the six months ended June 30, 2021 and 2020:

The following tables present a summary of our operations for the six months ended June 30, 2021 and 2020 (dollars in thousands, except per unit amounts):

	Six months ended,		Increase/(Decrease)
	June 30, 2021	June 30, 2020	Amount	Percent
Revenues:
MCA Resident Facilities	$7,042	$6,669	$373	5.3%

Operating expenses:
Wages and benefits	4,705	4,451	254	5.7%
MCA facility operating expenses	2,321	1,933	388	20.1%
Lease expenses	2,497	2,529	(32)	(1.3)%
Other general & administrative expenses	4,861	3,644	1,217	33.0%
Research & development expenses	-	300	(300)	(100.0)%
Depreciation and amortization	304	312	(8)	(2.6)%
Total operating expenses	14,688	13,169	1,519	10.3%

Operating loss	(7,646)	(6,500)	(1,146)	(15.0)%

Other (income) expenses
Interest	273	283	(10)	(3.5)%
Gain on disposal of assets	(1,051)	-	(1,051)	(100)%
Unrealized gain/(loss) on equity investments (2)	(524)	-	(524)	(100)%
Other (income) expense	(138)	(20)	(118)	(85.3)%
Total other (income)/expenses	(1,440)	263	(1,703)	(118.2)%

Net Loss from continuing operations	(6,206)	(6,763)	556	(9.0)%

Income from discontinued operations, net of tax (Note 5)	632	3,997	(3,365)	(532.2)%
Net loss	$(5,574)	$(2,766)	$(2,809)	50.4%

Total Number of facilities	5	5	-

Total resident capacity(3)	320	320	-

Average resident days (4)	235	208
Average resident day % (5)	78.2%	67.8%
Percent of senior living revenue from private and other sources	100%	100%

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(1)	Lease expenses includes the accrual of rent and related amounts that have not been paid to the lessor of the Simpsonville facility in connection with a dispute described under Note 7 to our unaudited condensed consolidated financial statements included in this Quarterly Analysis– “Commitments and Contingencies”, based on the amounts stated in the applicable lease agreement.
(2)	The Unrealized (Gain)/Loss on Securities relates to the Superconductor Common Stock held by the Company which will be cancelled in connection with the merger.
(3)	Is the maximum regulatory approved capacity for the facilities not adjusted for limitations to resident capacity due to COVID and related restrictions.
(4)	Average resident days is computed as follows: (i) the number of paid residents during any day during the specified period, divided by (ii) the total number of calendar days in such period.
(5)	Average resident day % is equal to the percentage of the average resident days during the specified period divided by the average of the total number of beds for all for all of the facilities during such period. This number is not adjusted to reflect a reduction of the number of available beds because of regulatory requirements due to COVID and related restrictions, which continued in force as of September 30, 2021 and vary from state to state.

MCA Revenue. Revenue from the MCA facilities increased by approximately 5.3%, or approximately $0.38 million, primarily due to the increase of the average resident days, and the resident fees charges offset in part by certain marketing incentives.

Wages and Benefits. Wages and benefits increased by 5.7%, or approximately $ 0.25 million primarily due to an increase of the number of employees to respond to the COVID-19 pandemic as well as an increase of our average salaries and wage, including increased overtime expenses. The 6 month period ending June 30, 2020 included approximately 3 months prior to the onset of the increased wages and benefits required to respond to the COVID-19 pandemic. Additionally, there was an increase in additional staffing needed to develop “Clearday Clubs” and “Clearday Virtual” product lines.

MCA Facility Operating Expense. MCA facility operating expense increased by 20.1% or approximately $0.4 million, primarily due to an increase in general liability and property insurance premiums in the amount of $0.2 million primarily as a result of increased premiums for such coverages generally. Additionally, there were costs associated with PPE, testing supplies as well as an increase in sanitation and janitorial supplies for the applying of microSURE disinfectant and other related costs due to the COVID-19 pandemic. Additionally, there was an increase in food costs and medical supplies of approximately $0.2 million.

Lease Expenses. Lease or rent expenses decreased by approximately 1.3%, or approximately $0.03 million primarily due to lease concessions that were granted in the lease of three facilities in the bankruptcy case that is described in Note 7 to the unaudited financial statements included in this Quarterly Analysis – “Commitments and Contingencies”. The amount of the decrease does not give effect to the litigation regarding the Simpsonville facility, which payments have been withheld in connection with a dispute with the lessor and its affiliates. This was offset by a one-time adjustment to non-cash lease expenses relating to Clearday’s lease liabilities in the three months ended June 30, 2021.

Other General and Administrative Expense. Other general and administrative expenses increased by approximately 33.0% or approximately $1.2 million, primarily due to (1) an increase of approximately $0.1 million in compensation primarily due to additional executives and staff, including Clearday’s Chief Financial Officer, that were onboarded during Q3 of 2020 and thereafter and accordingly were not present during the first six months of 2020 as well as additional equity based compensation grants, (2) an increase of approximately $0.28 million in insurance premiums as described under MCA facility operating expense above, and (3) an increase in stock compensation due to additional restricted stock awards in 2021 of approximately $0.7 million,

Research and Development Expense. Research and development expenses decreased by 100% or approximately $0.3 million, related primarily to the capitalization of the costs the creation of a virtual software platform.

Depreciation and Amortization. Depreciation and amortization decreased by approximately 2.6% or approximately $0.08 million primarily due to disposition activity through asset sales and lease concessions.

Interest Expense. Interest expense decreased by 3.5%, or approximately $0.01 million primarily due to interest expense on long-term debt, reflecting the impact of the repayment of debt since the beginning of the prior year period.

Unrealized (Gain)/Loss on Disposal Of Assets. Unrealized (gain)/loss on disposal of assets increased due to the Company selling its investment in one of their non-consolidated entities, Westover Town Center for $1.13 million under a sale agreement dated April 19, 2021 which resulted in a gain on the sale of this investment of approximately $1.1 million; and

Unrealized Gain/(Loss) on Equity Investments. Unrealized (gain)/loss on equity investments increased due to the value of the shares of STI common stock that were issued in exchange for a 100% preferred equity interest in an AIU subsidiary, all of which shares will be cancelled in connection with the merger.

Concentration of Risk—Revenues

The Company’s revenue for the six months ended 2021 and 2020 consist of operations from their five Memory Care residential facilities in four states. The Company expects to continue to be dependent on revenues from the MCA communities until the other planned businesses have revenues. Any failure of the MCA communities to continue these businesses would significantly and adversely impact the Company. The MCA revenues are primarily private pay and do not rely on reimbursements from Medicare or Medicaid. The Company expects that such concentration will continue until revenues are realized from its Clearday Clubs and digital service Clearday at Home. The Company acquired an adult day care on May 31, 2021.

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Non-Core Assets

The Company considers all its assets that are not used in the non-acute care and wellness industry as non-core assets. The non-core assets as of June 30, 2021 are:

●	One hotel property that suspended its operations since March, 2020 due to COVID-19 and which was sold on October 1, 2021;
●	Commercial real estate investments; and
●	Investments in land.

The Company continues to evaluate the manner to sell or otherwise monetize such assets.

Disposition Activities

During the six months ended June 30, 2020, the Company sold non-core assets, including the following:

●	One hotel property, one located in Round Rock, Texas that was sold in the third quarter of 2019 and one located in San Antonio, Texas that was sold in the first quarter of 2020; and
●	A commercial real estate property located in San Antonio, Texas that is owned by Clearday’s subsidiary Hill Country Partners, L.P. and sold in the first quarter of 2020.

During the six months ended 2021, Clearday:

●	Transferred the Sea World hotel property to the lender; and
●	Sold its investment in a medical office building

The COVID-19 pandemic has slowed the ability of the Company to dispose of its remaining non-core assets and lowered the expected price of such remaining assets. The Company recently has received an offer to sell one of its non-core assets, an investment in land, and expect to continue its efforts to sell its non-core assets to fund its operations.

Revenues of the Non-Core Assets

The Company primarily derived revenues from Non-Core Assets from rents and related charges.

Liquidity and Capital Resources

Clearday requires cash to fund its current operations and continued innovation of non-acute care and wellness services. As of June 30, 2021, Clearday has an accumulated deficit of $56,023,470, loss from continued operations of $6,206,035 and losses from cash flows from operating activities in continuing operations in the amount of $5,533,604. Clearday’s strategy is to use the net proceeds from the sale of its non-core assets and the capital raised by its subsidiaries Clearday Care and Clearday OZ Fund through the issuance of the Clearday Care Preferred and Clearday OZ LP Interests to fund such operations and activities. The COVID-19 pandemic has interrupted the non-core sale process and, to a certain extent, reduced the expected net proceeds.

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Clearday does not have sufficient cash resources from the net cash flows of operations, from its current operations, to sustain its operations for the next twelve months and will rely on the continued sale of non-core assets and the sale of its securities.

The impact of the COVID-19 pandemic could continue to have a material adverse effect on Clearday’s business, results of operations, financial condition, liquidity and prospects in the near-term and beyond 2021. The ultimate impact of the COVID-19 pandemic on Clearday’s results of operations, financial condition and cash flows is highly uncertain, and cannot currently be accurately predicted. Clearday’s results of operations, financial condition and cash flows are dependent on future developments, including the duration of the pandemic and the related length of Clearday’s impact on the global economy, such as a lengthy or severe recession or any other negative trend in the U.S. or global economy and any new information that may emerge concerning the COVID-19 pandemic and the actions to contain it or treat Clearday’s impact, which at the present time are highly uncertain and cannot be predicted with any accuracy.

Clearday expects that the following factors will affect our future liquidity:

●	Operating costs for the MCA facilities will be effected and are expected to decrease, primarily because:

During 2021, employee costs will be subsidized under the Employee Retention Credit under the CARES Act; and

Transfer of the Simpsonville memory care facility, which is currently operating at a significant operating loss, including the entry of an interim management agreement to a third party during September, 2021 that limits the operating loss funding requirements of the Company.

●	Operating revenues for the MCA facilities will be effected and are expected to increase, primarily because:

The opportunity to increase the average occupancy as regulators are re-evaluating the number of beds required for COVID-19 and related quarantine areas; and

Ability to increase revenues by providing certain additional products and services to residents, including Clearday Calm Rooms.

●	Selling and general administrative costs will be effected and are expected to decrease, primarily because:

	○	We expect to reduce our reliance on consultants that have a higher cost than its employees that have assumed such functions and work; and

	○	The significant product development costs that are recorded as operating expenses are expected to remain consistent or be lower as the Clearday at Home and Clearday Clubs business models, strategies and marketing plans have been developed.

●	Other factors include:

	○	Expected revenues and net cash flow from Clearday Clubs including Clearday Patriot located in San Antonio, Texas, which was acquired during May 2021;

	○	Clearday at Home and Clearday Clubs including Clearday Patriot adult day care centers are expected to have significantly less per person (customer / resident) costs, including lease and wages and benefits, than amounts incurred for the MCA facilities and are expected to operate with significantly better operating margins.

	○	Expected revenues from certain products including our joint venture for robotic products and services and our advanced air quality products through its distribution arrangement with a global engineering firm;

	○	Additional debt financing of MCA facilities, however, there cannot be any assurance that such financing will be available on terms that are acceptable if at all; and

	○	We will have additional costs and expenses incurred in the merger, including fees to our financial advisor and costs generally of being a public company.

MCA Initiatives.

From time to time, MCA provides incentives to residents to prepay one or more monthly fees. MCA has also continued to focus on marketing its facilities to increase the resident census. There were no such incentives pending as of June 30, 2021 and, accordingly, there was no deferred revenue as of such date for such incentives.

COVID-19. The pandemic and the regulatory responses and additional initiatives have and will likely continue to have a material effect to Company’s core businesses and operations.

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Funding History

Clearday has historically financed its operations primarily through the sale of its equity securities in private placements. Clearday has incurred negative cash flows from operations. On June 30, 2021, Clearday had an aggregate amount of cash and restricted cash of $ 644,216 and a stockholders’ deficit of $ 56,023,470.

Cash Flows

The following table ($ in 000) shows a summary of Clearday’s cash flows for the six months ended June 30, 2021 and 2020:

	Six months ended June 30,
	2021	2020
Net cash used in operating activities of continuing operations	$(5,534)	(4,279)
Net cash used in operating activities for discontinued operations	(325)	(266)
Net cash used in operating activities	(5,859)	(4,545)

Net cash used in investing activities of continuing operations	(92)	(214)
Net cash provided by investing activities of discontinued operations	-	14,367
Net cash provided by investing activities	(92)	14,153

Net cash provided by financing activities of continuing operations	6,221	1,979
Net cash used in financing activities of discontinued operations	(496)	(12,093)
Net cash (used)/provided in financing activities	(5,725)	(10,114)
Net decrease in cash and restricted cash	$(226)	$(506)

Operating Activities

Net cash used in operating activities was $5,533,604 for six months ended June 30, 2021, and $4,279,315 for the six months ended June 30, 2020. Net cash used in continuing operations for the six months ended June 30, 2021 resulted from a net loss of $5,573,792 adjusted for certain non-cash items including: (i) an increase in stock-based compensation for certain officers, directors and consultative services of $ 1,275,790 (ii) depreciation and amortization of $304,124, (iii) $ 670,285 of non-cash lease expenses relating to Clearday’s Right of Use Assets, (iv) an increase in allowance for doubtful debts by $103,449, (v) an increase in the unrealized gain on securities in the amount of $524,000, and (vi) a gain on the sale of a non-consolidated subsidiary of $1,051,071.

Investing Activities

Net cash used in investing activities was $91,874 for the six months ended June 30, 2021, and net cash provided of $ 14,153,210 for the six months ended June 30, 2020. Net cash used for the six months ended June 30, 2021, consists primarily of investment activities in payments for capitalized software costs of $1,220,000 and the proceeds from the sale of a non-consolidated subsidiary in the amount of $1,128,126.

Financing Activities

Net cash provided in financing activities was $ 5,724,997 for the six months ended June 30, 2021, and net cash used of $10,114,255 for the six months ended June 30, 2020. Net cash provided by financing activities for the six months ended June 30, 2021, consisted primarily of net proceeds received from the new loans taken Naples Mortgage Midland Bank is $8,193,742 (i) cash in-flow from the sale of preferred and member interests in non-controlling entity of $1,910,066; (ii) repayment of long-term debt in the amount of $3,883,289.

HHS Government Grants

The Company recognizes income for government grants when grant proceeds are received and the Company determines it is reasonably assured that it will comply with the conditions of the grant, the Company will recognize the distributions received in the income statement on a systematic and rational basis. The Company will estimate the fair value of the grant using the applicable HHS definitions of health care related expenses and lost revenue attributable to COVID-19, considering the Company’s projected and actual results at the end of each reporting period.

Upon conclusion that AIU is reasonably assured that it has met the conditions of the grant, it must measure the amount of unreimbursed health-care related expenses and lost revenue related to COVID-19 at the end of each reporting period and release that amount from Refundable Advance to Other Revenue. During the 6 months ended June 30,2021 the Company has received grant amounting to $ 289,487 and total grant received so far by the Company amounts to $528,940.

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Contractual Obligations and Commitments

See the “Commitment and Contingencies” section within Note 7 of the unaudited condensed consolidated financial statements within this Quarterly Analysis, which information is incorporated herein by reference

Legal Proceedings

Clearday is subject to legal proceedings. The disclosures in this part of Management’s Discussion and Analysis of Financial Condition and Results of Operations are provided in Note 7 to the unaudited financial statements included in this Quarterly Analysis – “Commitments and Contingencies”.

Off-Balance Sheet Arrangements

Clearday is not a party to any off-balance sheet transactions. Clearday has no guarantees or obligations other than those which arise out of normal business operations.

Cash and Restricted Cash.

Cash, consisting of short-term, highly liquid investments and money market funds with original maturities of three months or less at the date of purchase, are carried at cost plus accrued interest, which approximates market.

Restricted cash as of June 30, 2021 and December 31, 2020 includes cash that Clearday deposited as security for obligations arising from property taxes, property insurance and replacement reserve Clearday is required to establish escrows as required by Clearday’s mortgages and certain resident security deposits.

Critical Accounting Policies and Significant Judgments and Estimates

The preparation of the unaudited condensed consolidated financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On a regular basis, we evaluate these estimates. These estimates are based on management’s historical industry experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

For a description of the accounting policies that, in management’s opinion, involve the most significant application of judgment or involve complex estimation and which could, if different judgment or estimates were made, materially affect our reported financial position, results of operations, or cash flows, see “Management’s Discussion and Analysis of Financial Condition, Results of Operations – Critical Accounting Policies and Estimates” and the notes to our audited condensed consolidated financial statements included in the Registration Statement on Form S-4 (Registration No. 333-256138), as amended and supplemented, that was filed by Superconductor Technologies Inc. to register the shares of its common stock that were issued and will be issued in connection with the merger.

During the three and six months ended June 30, 2021, there were no significant changes in our accounting policies and estimates other than the newly adopted accounting standards that are disclosed in Note 2 to our unaudited condensed consolidated financial statements included in this Quarterly Analysis.

Impact of Climate Change

Concerns about climate change have resulted in various treaties, laws and regulations that are intended to limit carbon emissions and address other environmental concerns. These and other laws may cause energy or other costs at The Company’s communities to increase. In the long-term, the Company believes any such increased costs will be passed through and paid by the Company’s residents and other customers in higher charges for The Company’s services. However, in the short-term, these increased costs, if material in amount, could materially and adversely affect the Company’s financial condition and results of operations.

Some observers believe severe weather in different parts of the world over the last few years is evidence of global climate change. Severe weather has had and may continue to have an adverse effect on certain senior living communities The Company operates. Flooding caused by rising seas levels and severe weather events, including hurricanes, tornadoes and widespread fires may have an adverse effect on the senior living communities the Company operates. The Company mitigates these risks by procuring insurance coverage The Company believes adequate to protect the Company from material damages and losses resulting from the consequences of losses caused by climate change. However, the Company cannot be sure that its mitigation efforts will be sufficient or that future storms, rising sea levels or other changes that may occur due to future climate change could not have a material adverse effect on the Company’s financial results.

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Quantitative and Qualitative Disclosures About Market Risk

As a “smaller reporting company” as defined by Item 10 of Regulation S-K, the Company is not required to provide the information required by this section.

Evaluation of Disclosure Controls and Procedures

Evaluation of Disclosure Controls and Procedures.

The Company’s management, with the participation of our Chief Executive Officer and Chief Financial Officer (our principal executive officer and principal financial officer, respectively), has evaluated its disclosure controls and procedures, as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act as of the end of the period covered by this Report. Any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired controls objectives. Any “material weaknesses” in the Company’s internal controls may arise because of the internal control environment of the Company. Based upon that evaluation, the Company’s principal executive officer and principal financial officer have concluded that the Company’s disclosure controls and procedures were ineffective. Specifically, the company does not have adequate segregation of duties that adequately restrict user and privileged access to certain financial applications, programs, and data to appropriate company personnel; do not adequately limit access to electronic payment systems for authorized expenditures; and have inadequate cyber controls regarding the protection of our data and restricting data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized and implemented appropriately. Management has identified these weaknesses and have adopted a program to remediate such weaknesses.

Remediation Plan. The Company has instituted efforts to remediate these concerns and enhance The Company’s internal control environment to remediate these issues by the end of the year or in the beginning of the first quarter of 2022. However, any failure to maintain effective controls could result in significant deficiencies or material weaknesses and cause the Company to fail to meet the Company’s periodic reporting obligations or result in material misstatements in the Company’s financial statements. The Company may also be required to incur costs to improve its internal control system and hire additional personnel. This could negatively impact the Company’s results of operations.

There has not been changes in our internal control over financial reporting (as defined in Rules 13a-15(f)  and 15d-15(f)  under the Exchange Act) during the three months ended June  30, 2021 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Quarterly Analysis contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995 for these forward-looking statements. Our forward-looking statements relate to future events or our future performance and include, but are not limited to, statements concerning our business strategy, future commercial revenues, market growth, capital requirements, new product introductions, expansion plans and the adequacy of our funding. Other statements contained in this Quarterly Analysis that are not historical facts are also forward-looking statements. We have tried, wherever possible, to identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and other comparable terminology.

We caution investors that any forward-looking statements presented in this Quarterly Analysis, or that we may make orally or in writing from time to time, are based on the beliefs of, assumptions made by, and information currently available to, us. Such statements are based on assumptions and the actual outcome will be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control or ability to predict. Although we believe that our assumptions are reasonable, they are not guarantees of future performance and some will inevitably prove to be incorrect. As a result, our actual future results can be expected to differ from our expectations, and those differences may be material. Accordingly, investors should use caution in relying on past forward-looking statements, which are based on known results and trends at the time they are made, to anticipate future results or trends.

Some of the risks and uncertainties that may cause our actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements include the following:

●	our limited cash and a history of losses;

●	Our ability to fund our innovative care products and services, including Clearday at Home;

●	the impact of any financing activity on the level of our stock price;

●	the dilutive impact of any issuances of securities to raise capital;

●	cost and uncertainty from compliance with environmental regulations and the regulations related to operating assisted living or memory care facilities;

●	local, regional, national and international economic conditions and events, and the impact they may have on us and our customer;

●	Increases in our labor costs or in costs we pay for goods and services;

●	Increases in tort and insurance liability costs;

●	Delays or nonpayment of government payments to us, including payments related to the CARES Act; and

●	Circumstances that adversely affect the ability of older adults or their families to pay for our services, such as economic downturns, weakening investment returns, higher levels of unemployment among our residents or potential residents’ family members, lower levels of consumer confidence, stock market volatility and/or changes in demographics.

For further discussion of these and other factors see, “Risk Factors” in our Registration Statement on Form S-4, as amended and supplemented (Registration No. 333-256138).

This Quarterly Analysis and all subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date of this Quarterly Analysis.

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